                                                                     Exhibit 2.1










                         AGREEMENT AND PLAN OF MERGER

                                    between

                                 PROLOGIS TRUST

                                      and

                        MERIDIAN INDUSTRIAL TRUST, INC.

                         Dated as of November 16, 1998

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                                   ARTICLE I

                                  THE MERGER
1.1  The Merger; Effective Time of the Merger................................ 2
1.2  Closing................................................................. 2
1.3  Effect of the Merger.................................................... 2
1.4  Declaration of Trust and Bylaws......................................... 2
1.5  Trustees and Officers................................................... 3

                                  ARTICLE II

                  EFFECT OF THE MERGER ON THE CAPITAL STOCK
               OF THE COMPANY AND MIT; EXCHANGE OF CERTIFICATES

2.1  Effect of the Merger on Capital Stock................................... 3
     (a)  Shares of Beneficial Interest of the Company....................... 3
     (b)  Capital Stock of MIT............................................... 3
     (c)  Treatment of MIT Stock Options..................................... 4
     (d)  Treatment of MIT Warrants.......................................... 4
     (e)  Impact of Stock Splits, etc........................................ 5
2.2  Exchange of Certificates................................................ 5
     (a)  Exchange Agent..................................................... 5
     (b)  Exchange Procedures................................................ 5
     (c)  Distributions with Respect to Unexchanged Shares................... 6
     (d)  No Further Ownership Rights........................................ 7
     (e)  No Fractional Shares............................................... 7
     (f)  Termination of Exchange Fund....................................... 8
     (g)  No Liability....................................................... 8
     (h)  Lost, Stolen, or Destroyed Certificates............................ 8
     (i)  Withholding of Tax................................................. 9
2.3  Dissenting Shares....................................................... 9

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES

3.1  Representations and Warranties of MIT................................... 9
     (a)  Organization, Standing and Power................................... 9
     (b)  Capital Structure..................................................10

                                                                            Page
                                                                            ----
     (c)  Authority; No Violations; Consents and Approvals...................11
     (d)  SEC Documents......................................................13
     (e)  Information Supplied...............................................14
     (f)  Absence of Certain Changes or Events...............................14
     (g)  No Undisclosed Material Liabilities................................15
     (h)  No Default.........................................................15
     (i)  Compliance with Applicable Laws....................................15
     (j)  Litigation.........................................................15
     (k)  Taxes..............................................................16
     (l)  Pension and Benefit Plans; ERISA...................................18
     (m)  Labor Matters......................................................20
     (n)  Intangible Property................................................21
     (o)  Environmental Matters..............................................22
     (q)  Insurance..........................................................25
     (r)  Opinion of Financial Advisor.......................................25
     (s)  Vote Required......................................................25
     (t)  Beneficial Ownership of Company Common Stock.......................25
     (u)  Brokers............................................................25
     (v)  Investment Company Act of 1940.....................................26
     (w)  Amendment to Rights Agreement; State Takeover Laws.................26
     (x)  Contracts..........................................................26
3.2  Representations and Warranties of the Company...........................27
     (a)  Organization, Standing and Power...................................28
     (b)  Capital Structure..................................................28
     (c)  Authority; No Violations, Consents and Approvals...................29
     (d)  SEC Documents......................................................31
     (e)  Information Supplied...............................................32
     (f)  Absence of Certain Changes or Events...............................32
     (g)  No Undisclosed Material Liabilities................................33
     (h)  No Default.........................................................33
     (i)  Compliance with Applicable Laws....................................33
     (j)  Litigation.........................................................33
     (k)  Taxes..............................................................34
     (l)  Pension and Benefit Plans; ERISA...................................36
     (m)  Labor Matters......................................................38
     (n)  Intangible Property................................................39
     (o)  Environmental Matters..............................................39
     (q)  Insurance..........................................................41
     (r)  Opinion of Financial Advisor.......................................42
     (s)  Vote Required......................................................42
     (t)  Beneficial Ownership of MIT Common Stock and MIT Preferred Stock...42
     (u)  Brokers............................................................42
     (v)  Investment Company Act of 1940.....................................42
     (w)  Contracts..........................................................42

                                  ARTICLE IV

                         COVENANTS RELATING TO CONDUCT
                        OF BUSINESS PENDING THE MERGER

                                                                            Page
                                                                            ----
4.1  Conduct of Business by MIT and the Company Pending the Merger...........43
     (a)  Ordinary Course....................................................44
     (b)  Dividends; Changes in Stock........................................44
     (c)  Issuance of Securities.............................................45
     (d)  Governing Documents................................................46
     (e)  No Acquisitions....................................................46
     (f)  No Dispositions....................................................46
     (g)  No Dissolution, Etc................................................46
     (h)  Accounting.........................................................46
     (i)  Affiliate Transactions.............................................46
     (j)  Insurance..........................................................46
     (k)  Tax Matters........................................................46
     (l)  Certain Employee Matters...........................................47
     (m)  Indebtedness.......................................................47
     (n)  Agreements.........................................................48
4.2  No Solicitation by MIT..................................................48

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

5.1  Preparation of S-4 and the Joint Proxy Statement........................49
5.2  Letter of MIT's Accountants.............................................50
5.3  Letter of the Company's Accountants.....................................50
5.4  Access to Information...................................................50
5.5  Stockholders Meetings...................................................50
5.6  Approvals; Best Efforts.................................................51
5.7  Agreements of Rule 145 Affiliates.......................................51
5.8  Authorization for Shares and Stock Exchange Listing.....................52
5.9  Employee Matters........................................................52
5.10 Stock Options...........................................................53
5.11 MIT Warrants............................................................54
5.12 Indemnification; Directors' and Officers' Insurance.....................54
5.13 Agreement to Defend.....................................................55
5.14 Public Announcements....................................................55
5.15 Other Actions...........................................................56
5.16 Advice of Changes; SEC Filings..........................................56
5.17 Reorganization..........................................................56
5.18 Conveyance Taxes........................................................56

     5.19  Board of Trustees..................................................56
     5.20  Registrations Rights Agreements....................................57
     5.21  Indemnification Agreements.........................................57
     5.22  Redemption or Conversion of MIT Series B Preferred Stock...........57
     5.23  Investigation and Agreement by the Parties; No Other
           Representations or Warranties......................................57
     5.24  Partnership Agreements.............................................58
     5.25  MIT Senior Notes...................................................58
     5.26  MIT Voting Agreement...............................................59

                                  ARTICLE VI

                             CONDITIONS PRECEDENT

     6.1   Conditions to Each Party's Obligation to Effect the Merger.........59
           (a)    MIT Stockholder Approval....................................59
           (b)    Company Stockholder Approval................................59
           (c)    Exchange Listing............................................59
           (d)    Other Approvals.............................................60
           (e)    S-4.........................................................60
           (f)    No Injunctions or Restraints................................60
     6.2   Conditions to Obligations of the Company...........................60
           (a)    Representations and Warranties of MIT.......................60
           (b)    Performance of Obligations of MIT...........................61
           (c)    Tax Opinions................................................61
           (d)    Director and Officer Loans..................................61
           (e)    MIT Series B Preferred Stock................................61
     6.3   Conditions to Obligations of MIT...................................61
           (a)    Representations and Warranties of the Company...............61
           (b)    Performance of Obligations of the Company...................62
           (c)    Tax Opinions................................................62

                                  ARTICLE VII

                           TERMINATION AND AMENDMENT

     7.1   Termination........................................................63
     7.2   Effect of Termination..............................................65
     7.3   Amendment..........................................................67
     7.4   Extension; Waiver..................................................67

                                 ARTICLE VIII

                              GENERAL PROVISIONS

     8.1   Payment of Expenses................................................67
     8.2   Nonsurvival of Representations, Warranties and Agreements..........67
     8.3   Notices............................................................68
     8.4   Interpretation.....................................................69
     8.5   Counterparts.......................................................69
     8.6   Entire Agreement; No Third Party Beneficiaries.....................69
     8.7   Governing Law......................................................69
     8.8   No Remedy in Certain Circumstances.................................69
     8.9   Assignment.........................................................70
     8.10  Specific Performance...............................................70
     8.11  Director, Trustee and Officer Liability............................70
     8.12  Schedule Definitions...............................................70

EXHIBITS:
Exhibit A           Form of Articles Supplementary Classifying 2,000,000 Shares
                    of Company Cumulative Redeemable Preferred Stock
Exhibit B           Individuals to be added to Board of Trustees
Exhibit C           Form of Rule 145 Affiliate Agreement
Exhibit D           Form of Indemnification Agreement
Exhibit E           Stock Purchase Agreement - Meridian Point Properties, Inc.
Exhibit F           Stock Purchase Agreement - Meridian Refrigerated, Inc.

DISCLOSURE SCHEDULES:

MIT Disclosure Schedule:
------------------------

Schedule 3.1(a)     MIT Significant Subsidiaries
Schedule 3.1(b)     MIT Subsidiary Ownership
Schedule 3.1(c)     MIT Conflicts
Schedule 3.1(f)     MIT Certain Changes or Events
Schedule 3.1(g)     MIT Undisclosed Liabilities
Schedule 3.1(j)     MIT Litigation
Schedule 3.1(k)     MIT Tax Information
Schedule 3.1(l)     MIT Pension and Benefit Plan and Related Information
Schedule 3.1(m)     MIT Labor Matters
Schedule 3.1(o)     MIT Environmental Matters
Schedule 3.1(p)     MIT Properties
Schedule 3.1(q)     MIT Insurance
Schedule 3.1(x)     MIT Contracts
Schedule 4.1        MIT Conduct of Business

Company Disclosure Schedule:
---------------------------

Schedule 3.2(a)     Company Significant Subsidiaries
Schedule 3.2(b)     Company Subsidiary Ownership
Schedule 3.2(c)     Company Conflicts
Schedule 3.2(f)     Company Certain Changes or Events
Schedule 3.2(g)     Company Undisclosed Liabilities
Schedule 3.2(j)     Company Litigation
Schedule 3.2(k)     Company Tax Information
Schedule 3.2(l)     Company Pension and Benefit Plan and Related Information
Schedule 3.2(m)     Company Labor Matters
Schedule 3.2(o)     Company Environmental Matters
Schedule 3.2(p)     Company Properties
Schedule 3.2(q)     Company Insurance
Schedule 3.2(w)     Company Contracts
Schedule 4.1        Company Conduct of Business

                            INDEX OF DEFINED TERMS

                                                               Defined on Page #
                                                               -----------------
Definition
     Affiliate..............................................................  46
     Agreement..............................................................   1
     AMEX...................................................................  13
     Articles of Merger.....................................................   2
     Articles Supplementary.................................................  57
     Average Trading Price..................................................   4
     Break-up Payment.......................................................  66
     Cash Consideration.....................................................   4
     CERCLA.................................................................  24
     Certificate............................................................   5
     Closing................................................................   2
     Closing Date...........................................................   2
     Code...................................................................   1
     Company................................................................   1
     Company Acquisition Proposal...........................................  64
     Company Common Stock...................................................   4
     Company Cumulative Redeemable Preferred Stock..........................   2
     Company Disclosure Schedule............................................  27
     Company Employee Benefit Plans.........................................  36
     Company ERISA Affiliate................................................  36
     Company Intangible Property............................................  39
     Company Litigation.....................................................  34
     Company Order..........................................................  34
     Company Partnership....................................................  62
     Company Pension Plans..................................................  36
     Company Permits........................................................  33
     Company Properties.....................................................  41
     Company Rights.........................................................   4
     Company Rights Agreement...............................................   4
     Company SEC Documents..................................................  31
     Company Stock Plan.....................................................  28
     Company Termination Fee................................................  65
     Confidentiality Agreement..............................................  50
     Conversion Number......................................................   4
     EBI....................................................................  66
     Effective Time.........................................................   2
     Encumbrances...........................................................  10
     Environmental Laws.....................................................  22
     EPA....................................................................  24
     ERISA..................................................................  18
     Excess Securities......................................................   7

                                                               Defined on Page #
                                                               -----------------
     Exchange...............................................................   7
     Exchange Act...........................................................  13
     Exchange Agent.........................................................   5
     Exchange Fund..........................................................   5
     GAAP...................................................................  13
     Governmental Entity....................................................  12
     Hazardous Materials....................................................  22
     Injunction.............................................................  60
     Investment Company Act.................................................  26
     Joint Proxy Statement..................................................  13
     knowledge..............................................................  15
     Letter of Transmittal..................................................   5
     Material Adverse Change................................................  10
     Material Adverse Effect................................................  10
     Material Breach........................................................  63
     Merger.................................................................   1
     Merger Consideration...................................................   4
     Merlot.................................................................   1
     Merlot Acquisition Proposal............................................  48
     Merlot Articles of Incorporation.......................................   9
     Merlot Bylaws..........................................................   9
     Merlot Common Stock....................................................   3
     Merlot Disclosure Schedule.............................................   9
     Merlot Employee Benefit Plans..........................................  19
     Merlot ERISA Affiliate.................................................  18
     Merlot Indemnified Parties.............................................  54
     Merlot Intangible Property.............................................  21
     Merlot Litigation......................................................  16
     Merlot Order...........................................................  16
     Merlot Partnership.....................................................  61
     Merlot Pension Plans...................................................  18
     Merlot Permits.........................................................  15
     Merlot Properties......................................................  24
     Merlot Right...........................................................   3
     Merlot Rights Agreement................................................   4
     Merlot SEC Documents...................................................  13
     Merlot Senior Notes....................................................  58
     Merlot Series B Preferred Stock........................................  10
     Merlot Series C Preferred Stock........................................   4
     Merlot Series D Preferred Stock........................................   3
     Merlot Stock Plan......................................................  10
     Merlot Superior Proposal...............................................  49
     Merlot Warrants........................................................  46

                                                               Defined on Page #
                                                               -----------------
     MGCL...................................................................   2
     MIT Termination Fee....................................................  65
     NYSE...................................................................  13
     Party..................................................................  44
     Payee..................................................................  66
     Property Restrictions..................................................  24
     Prudential.............................................................  59
     Prudential Voting Agreement............................................  59
     REIT...................................................................  15
     Release................................................................  22
     Remedial Action........................................................  22
     Rule 145 Affiliates....................................................  51
     S-4....................................................................  14
     Securities Act.........................................................  13
     Significant Subsidiary.................................................  28
     stockholders...........................................................   1
     Subsidiary.............................................................  10
     Surviving Entity.......................................................   2
     Takeover Statute.......................................................  26
     Tax Protection Agreement...............................................  18
     Taxes..................................................................  16
     Termination Date.......................................................  63
     Title 8................................................................   2
     Trading Day............................................................   4
     Voting Debt............................................................  10
     Warrant Agreement......................................................  45

                          AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER, dated as of November 16, 1998 (this "Agreement"), between ProLogis Trust, a Maryland real estate investment trust (the "Company"), and Meridian Industrial Trust, Inc., a Maryland corporation ("MIT").

          WHEREAS, the Company and MIT have determined to engage in a strategic business combination;

          WHEREAS, in furtherance thereof, the Board of Directors of MIT has approved and declared advisable this Agreement and the merger of MIT with and into the Company, with the Company being the surviving corporation (the "Merger");

          WHEREAS, in furtherance thereof, the Board of Trustees of the Company has approved and declared advisable this Agreement and the Merger;

          WHEREAS, the Board of Trustees of the Company has determined that it is advisable and in the best interest of the holders of the Company's shares of beneficial interest, and the Board of Directors of MIT has determined that it is advisable and fair to and in the best interests of holders of MIT's stock (all such holders are referred to herein as "stockholders"), for the Merger to be effected upon the terms and subject to the conditions of this Agreement;

          WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to be and is adopted as a plan of reorganization within the meaning of Treasury Regulation Section 1.368-1(c);

          WHEREAS, the Company and MIT desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

          WHEREAS, concurrently with the execution of this Agreement, MIT and Security Capital Group Incorporated are entering into an agreement providing, among other things, that Security Capital Group Incorporated will vote or cause to be voted at the stockholders meeting of the Company contemplated hereby, all of the shares of Company Common Stock (as hereinafter defined) owned by it at such time in favor of this Agreement and the Merger and the transactions contemplated hereby.

          NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties to this Agreement agree as follows:

                                   ARTICLE I

                                  THE MERGER

     1.1 The Merger; Effective Time of the Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as hereinafter defined), MIT shall be merged with and into the Company in accordance with the Maryland General Corporation Law (the "MGCL") and Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland ("Title 8"), the separate corporate existence of MIT shall cease and the Company shall continue as the surviving entity (the Company is sometimes referred to herein as the "Surviving Entity"). As soon as practicable at or after the closing of the Merger (the "Closing") pursuant to Article VI, MIT and the Company shall file articles of merger prepared and executed in accordance with the relevant provisions of Title 8 and the MGCL (the "Articles of Merger") with the State Department of Assessments and Taxation of Maryland. The Merger shall become effective upon the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the State Department of Assessments and Taxation of Maryland, or at such later time (but not to exceed 30 days after the Articles of Merger are accepted for record by the State Department of Assessments and Taxation of Maryland) specified in the Articles of Merger (the "Effective Time").

     1.2 Closing. The Closing shall take place at 9:30 a.m., Central time, on a date to be specified by the parties, which shall be no later than the fifth business day after satisfaction (or waiver in accordance with this Agreement) of the latest to occur of the conditions set forth in Article VI (the "Closing Date"), at the offices of Mayer, Brown & Platt, 190 South LaSalle Street, Chicago, Illinois 60603, unless another date or place is agreed to in writing by the parties.

     1.3 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of Title 8 and the MGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of MIT and the Company shall vest in the Surviving Entity, and all debts, liabilities, obligations and duties of MIT and the Company shall become the debts, liabilities, obligations and duties of the Surviving Entity.

     1.4  Declaration of Trust and Bylaws

          (a) At the Effective time, the Declaration of Trust and Bylaws of the Company in effect immediately prior to the Effective Time shall be the Declaration of Trust and Bylaws of the Surviving Entity, until thereafter amended in accordance with their respective terms and applicable law.

          (b) Immediately prior to the Effective Time, the Board of Trustees of the Company shall authorize the designation of a series of preferred shares of beneficial interest, $0.01 par value (the "Company Cumulative Redeemable Preferred Stock"), of the Company, so as to permit the Company to issue shares of Company Cumulative Redeemable Preferred Stock pursuant to Section 2.1 hereof, and the Company shall file with the State Department of Assessments and Taxation of Maryland immediately prior to the Effective Time Articles Supplementary with respect to Company Cumulative Redeemable Preferred Stock pursuant to Title 8 in substantially the form attached as Exhibit A hereto. Dividends on the Company Cumulative Redeemable Preferred Stock shall be deemed to accrue from and after the end of the last Dividend Period (as defined in the Articles Supplementary for the Series D Cumulative Redeemable Preferred Stock, par value $0.001 per share ("MIT Series D Preferred Stock"), of MIT) for which a record date has been set prior to the Effective Time , unless a partial dividend is declared and paid at the Effective Time on the MIT Series D Preferred Stock pursuant to Section 4.1(b) hereof, in which case, dividends on the Company Cumulative Redeemable Preferred Stock shall be deemed to accrue from and after the Effective Time.
The blanks in Sections 2(k) and 3(a) of Exhibit A hereto shall be completed to reflect the calendar day on which dividends on the Company Cumulative Redeemable Preferred Stock begin to accrue as described in the immediately preceding sentence.

     1.5 Trustees and Officers. At the Effective Time, the Board of Trustees of Company shall increase the number of members comprising its Board of Trustees by up to three trustees, and shall appoint two of the individuals identified on Exhibit B hereto (such individuals to be selected by the Company's Board of Trustees in its discretion) as the persons to fill two of the vacancies created thereby, and such trustees shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Declaration of Trust and Bylaws of the Surviving Entity. From and after the Effective Time, the officers of the Company shall be the officers of the Surviving Entity, with such additions thereto as the Board of Trustees of the Surviving Entity shall deem appropriate from time to time, each to serve until the earlier of their death, resignation or removal from office.


                                  ARTICLE II

                   EFFECT OF THE MERGER ON THE CAPITAL STOCK
                OF THE COMPANY AND MIT; EXCHANGE OF CERTIFICATES

     2.1 Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company, or the common stock, par value $0.001 per share ("MIT Common Stock"), of MIT or MIT Series D Preferred Stock:

          (a) Shares of Beneficial Interest of the Company. Each share of beneficial interest of the Company issued and outstanding immediately prior to the Effective Time shall not be converted or otherwise affected by the Merger and shall remain outstanding after the Merger.

          (b) Capital Stock of MIT. Subject to the provisions of Section 2.2(e) hereof, (i) each share of MIT Common Stock and, to the extent then outstanding, the associated right (each a "MIT Right") to purchase Series C Junior Participating Preferred Stock, par value $0.001 per share ("MIT Series C Preferred Stock"), of MIT in accordance with the Rights Agreement dated as of March 12, 1998 (the "MIT Rights Agreement"), between MIT and First Chicago Trust Company of New York (references in this Agreement to shares of MIT Common Stock shall also be deemed to refer to the MIT Rights associated therewith, as appropriate), issued and outstanding immediately prior to the Effective Time (other than any shares of MIT Common Stock which are held by the Company or a wholly-owned Subsidiary of the Company (as hereinafter defined) of the Company, which shares shall be canceled and no consideration shall be received in exchange therefor) shall be converted into the right to receive (A) 1.10 (the "Conversion Number") common shares of beneficial interest of the Company, par value $.01 per share ("Company Common Stock"), and (B) if the Average Trading Price (as hereinafter defined) is less than $22.725, an amount in cash (not to exceed $2.00 per share) equal to the amount by which (x) $25.00 exceeds (y) the product of the Average Trading Price multiplied by the Conversion Number (the "Cash Consideration") and the corresponding number of rights ("Company Rights") to purchase preferred shares of beneficial interest of the Company pursuant to the Rights Agreement dated as of December 31, 1993, as amended, between the Company and State Street Bank & Trust Company, as Rights Agent (the "Company Rights Agreement") (references in this Agreement to shares of Company Common Stock shall also be deemed to refer to the Company Rights associated therewith, as appropriate), and (ii) each share of MIT Series D Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of Company Cumulative Redeemable Preferred Stock (the consideration described in clauses (i) and (ii) is collectively referred to herein as the "Merger Consideration"). "Average Trading Price" means the average of the daily high and low per share transaction prices for Company Common Stock as reported in The Wall Street Journal's New York Stock Exchange Composite Transactions Reports for the 15 Trading Days randomly selected by Arthur Andersen LLP from the 30 consecutive Trading Days ending on (and including) the fifth Trading Day prior to the scheduled Closing Date determined in accordance with the provisions of Section 1.2; and "Trading Day" refers to a day on which the Exchange (as hereinafter defined) is open for trading. All such shares of MIT Common Stock and MIT Series D Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the applicable Merger Consideration and, as contemplated by Section 2.2(e), cash in lieu of fractional shares of Company Common Stock and any unpaid dividends and distributions that such holder has the right to receive pursuant to Section 2.2(c), to be issued or paid in consideration therefor upon the surrender of such certificates in accordance with Section 2.2, without interest.

          (c) Treatment of MIT Stock Options. Any MIT Stock Options (as defined in Section 5.10) outstanding at the Effective Time shall be assumed by the Surviving Entity as provided in Section 5.10.

          (d) Treatment of MIT Warrants.  Each MIT Warrant (as defined in
Section 5.11) outstanding at the Effective Time shall be assumed by the Surviving Entity as provided in Section 5.11.

          (e) Impact of Stock Splits, etc. In the event of any change in the MIT Common Stock and/or Company Common Stock between the date of this Agreement and the Effective Time in accordance with the terms of this Agreement by reason of any stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the number and class of shares of Company Common Stock to be issued and delivered in the Merger in exchange for each share of MIT Common Stock as provided in this Agreement shall be appropriately adjusted so as to maintain the relative proportionate interests of the holders of MIT Common Stock and Company Common Stock.

     2.2  Exchange of Certificates

          (a) Exchange Agent. As of the Effective Time, the Company shall deposit with a bank or trust company designated by the Company and reasonably acceptable to MIT (the "Exchange Agent"), for the benefit of the holders of shares of MIT Common Stock and MIT Series D Preferred Stock, as applicable, for exchange in accordance with this Article II, through the Exchange Agent, cash in an amount sufficient to pay the aggregate Cash Consideration, if any, and certificates representing the shares of Company Common Stock and Company Cumulative Redeemable Preferred Stock (such cash and such shares of Company Common Stock and Company Cumulative Redeemable Preferred Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"), issuable pursuant to Section 2.1 in exchange for outstanding shares of MIT Common Stock and MIT Series D Preferred Stock. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Cash Consideration, if any, the Company Common Stock and Company Cumulative Redeemable Preferred Stock contemplated to be paid and issued pursuant to
Section 2.1 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which, immediately prior to the Effective Time, represented outstanding shares of MIT Common Stock or MIT Series D Preferred Stock (each, a "Certificate"), which holder's shares of MIT Common Stock or MIT Series D Preferred Stock were converted into the right to receive the amount of Cash Consideration, if any, and the number of shares of Company Common Stock or Company Cumulative Redeemable Preferred Stock, as the case may be, set forth in
Section 2.1: (i) a letter of transmittal ("Letter of Transmittal") which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other provisions as the Surviving Entity may reasonably specify; and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates formerly representing shares of Company Common Stock or Company Cumulative Redeemable Preferred Stock, as the case may be. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with the Letter of Transmittal, duly executed, and any other documents reasonably required by the Surviving Entity or the Exchange Agent, (A) the holder of a Certificate formerly representing shares of (1) MIT Common Stock shall be entitled to receive in exchange therefor the amount of Cash Consideration, if any, and a certificate representing that whole number of shares of Company Common Stock, or (2) MIT Series D Preferred Stock shall be entitled to receive a certificate representing that number of whole shares of Company Cumulative Redeemable Preferred Stock, which such holder has the right to receive pursuant to the provisions of this Article II, cash in lieu of fractional shares of Company Common Stock, as contemplated by Section 2.2(e), and any unpaid dividends and distributions that such holder has the right to receive pursuant to Section 2.2(c); and (B) the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of MIT Common Stock or MIT Series D Preferred Stock, which is not registered in the transfer records of MIT, the appropriate amount of Cash Consideration, if any, and a certificate representing the appropriate number of shares of Company Common Stock or Company Cumulative Redeemable Preferred Stock, as the case may be, may be paid and issued to a transferee if the Certificate representing such MIT Common Stock or MIT Series D Preferred Stock is presented to the Exchange Agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this
Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the appropriate amount of Cash Consideration, in the case of a certificate representing MIT Common Stock, and the certificate representing shares of Company Common Stock or Company Cumulative Redeemable Preferred Stock, as the case may be, cash in lieu of any fractional shares of Company Common Stock as contemplated by this Section
2.2 and any unpaid dividends and distributions that such holder has the right to receive pursuant to Section 2.2(c). The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to Company Common Stock or Company Cumulative Redeemable Preferred Stock, as the case may be, held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of persons entitled thereto.

          (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Company Common Stock or Company Cumulative Redeemable Preferred Stock, as the case may be, declared or made after the Effective Time with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the right to receive shares of Company Common Stock or Company Cumulative Redeemable Preferred Stock, as the case may be, represented thereby and no cash payment in lieu of fractional shares shall be paid to any holder of MIT Common Stock pursuant to
Section 2.2(e) until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder thereof, without interest: (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Company Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Company Common Stock or Company Cumulative Redeemable Preferred Stock, as the case may be; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Company Common Stock or Company Cumulative Redeemable Preferred Stock, as the case may be.

          (d) No Further Ownership Rights. Any Cash Consideration and all shares of Company Common Stock or Company Cumulative Redeemable Preferred Stock, as the case may be, issued upon the surrender for exchange of shares of MIT Common Stock and MIT Series D Preferred Stock in accordance with the terms hereof (including any additional cash paid pursuant to Section 2.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of MIT Common Stock and MIT Series D Preferred Stock, subject, however, to the Surviving Entity's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by MIT on such shares of MIT

Common Stock and MIT Series D Preferred Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Entity of the shares of MIT Common Stock or MIT Series D Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Entity for any reason, they shall be canceled and exchanged as provided in this Article II.

          (e) No Fractional Shares. No certificates or scrip representing fractional shares of Company Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article II and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder of the Surviving Entity. In lieu of any fractional security, each holder of shares of MIT Common Stock who would otherwise have been entitled to a fraction of a share of Company Common Stock upon surrender of Certificates for exchange pursuant to this Article II will be paid, in addition to any applicable Cash Consideration, an additional amount in cash (without interest) equal to such holder's proportionate interest in the gross proceeds from the sale or sales by the Exchange Agent in accordance with the provisions of this
Section 2.2(e), on behalf of all such holders of the aggregate fractional shares of Company Common Stock issued pursuant to this Article II. As soon as practicable following the Effective Time, the Exchange Agent shall determine the excess of the aggregate of the number of full shares of Company Common Stock delivered to the Exchange Agent by the Surviving Entity pursuant to Section 2.2(a) over the aggregate number of full shares of Company Common Stock to be distributed to holders of MIT Common Stock pursuant to Section 2.2(b) (such excess being herein called the "Excess Securities"), and the Exchange Agent, as agent for the former holders of MIT Common Stock, shall sell the Excess Securities at the prevailing prices on the New York Stock Exchange (the "Exchange"). The sale of the Excess Securities by the Exchange Agent shall be executed on the Exchange through one or more member firms of the Exchange. The Surviving Entity shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Securities. Until the gross proceeds of such sale of Excess Securities have been distributed to the former stockholders of MIT, the Exchange Agent will hold such proceeds and dividends in trust for such former stockholders. As soon as practicable after the determination of the amount of cash to be paid to former stockholders of MIT in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former stockholders. Notwithstanding the provisions of this Section 3.1(e), the Company may elect at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Securities and the making of the payments hereinabove contemplated, to pay each former holder of MIT Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all shares of MIT Common Stock held of record at the Effective Time by such holder) would otherwise be entitled to receive by (B) the Average Trading Price multiplied by the Conversion Number, and, in such case, all references herein to the cash proceeds of the sale of the Excess Securities and similar references shall be deemed to mean and refer to the payments calculated as set forth in the preceding provisions of this Section 3.1(e).

          (f) Termination of Exchange Fund. Any portion of the Exchange Fund and any cash in lieu of fractional shares of Company Common Stock made available to the Exchange Agent that remain undistributed to the former stockholders of MIT on the first anniversary of the Effective Time shall be delivered to the Surviving Entity, upon demand, and any stockholders of MIT who have not theretofore received any applicable Cash Consideration, Company Common Stock or Company Cumulative Redeemable Preferred Stock, as the case may be, and any additional cash and other dividends or distributions to which they are entitled under this Article II shall thereafter look only to the Surviving Entity for payment of their claims with respect thereto and only as general creditors thereof.

          (g) No Liability. Neither the Surviving Entity nor MIT shall be liable to any holder of shares of MIT Common Stock or MIT Series D Preferred Stock, as the case may be, for any part of the Merger Consideration or any cash in lieu of fractional shares of Company Common Stock or for dividends or distributions with respect thereto delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by holders of any such shares five years after the Effective Time or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to or become property of any governmental entity, shall, to the extent permitted by applicable law, become the property of the Surviving Entity, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

          (h) Lost, Stolen, or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such person of a bond in such reasonable amount as the Surviving Entity may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the certificate representing the appropriate amount of Cash Consideration payable in respect of shares of MIT Common Stock and that number of whole shares of Company Common Stock or Company Cumulative Redeemable Preferred Stock, as the case may be, which such holder has the right to receive pursuant to the provisions of this Article II, cash in lieu of fractional shares of Company Common Stock, as contemplated by Section 2.2(e), and any unpaid dividends and distributions that such holder has the right to receive pursuant to Section 2.2(c).

          (i) Withholding of Tax. The Surviving Entity shall be entitled to deduct and withhold from the Merger Consideration, any dividends or distributions otherwise payable pursuant to this Agreement to any holder of a Certificate, and cash payable in lieu of fractional shares of Company Common Stock, if any, such amount as the Surviving Entity (or any affiliate thereof) or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under federal, state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of a Certificate or stockholders of MIT in respect of which such deduction and withholding was made by the Surviving Entity.

     2.3 Dissenting Shares. The holders of shares of MIT Common Stock or MIT Series D Preferred Stock shall not be entitled to appraisal rights.

                                 ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     3.1 Representations and Warranties of MIT. MIT represents and warrants to the Company as follows (in each case as qualified by matters reflected on the disclosure schedule dated as of the date of this Agreement and delivered by MIT to the Company on or prior to the date of this Agreement (the "MIT Disclosure Schedule") and made a part hereof by reference, each such matter qualifying each representation and warranty, as applicable, notwithstanding any specific Section or Schedule reference or lack thereof):

          (a) Organization, Standing and Power. MIT and each of its Subsidiaries (as defined below) is a corporation or partnership duly organized, validly existing and in good standing under the laws of its state of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Material Adverse Effect (as defined below) on MIT. MIT has heretofore delivered to the Company complete and correct copies of its Third Amended and Restated Articles of Incorporation (the "MIT Articles of Incorporation") and Third Amended and Restated Bylaws (the "MIT Bylaws"). All Subsidiaries of MIT and their respective jurisdictions of incorporation or organization, as well as the respective ownership of MIT in such Subsidiaries (to the extent that all of the equity interests in any such Subsidiary are not owned, directly or indirectly, by MIT), are identified on Schedule 3.1(a) of the MIT Disclosure Schedule.
Schedule 3.1(a) of the MIT Disclosure Schedule sets forth a list of each jurisdiction in which MIT or a MIT Subsidiary is qualified or licensed to do business and each assumed name under which any of them conducts business in any jurisdiction. As used in this Agreement: (i) a "Material Adverse Effect" or "Material Adverse Change" shall mean, in respect of MIT or the Company, as applicable, any effect or change that is or would be materially adverse to the business, operations, assets, condition (financial or otherwise) or results of operations of such party and its Subsidiaries taken as a whole, and (ii) the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which: (i) such party or any other Subsidiary of such party is a general partner; (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and any one or more of its Subsidiaries; or (iii) such party and/or any other Subsidiary of such party has a direct or indirect investment of $25 million or more in capital or indebtedness.

          (b) Capital Structure. As of the date hereof, the authorized capital stock of MIT consists of (i) 175,000,000 shares of MIT Common Stock and (ii) 25,000,000 shares of preferred stock, par value $0.001 per share, of which (x) 2,272,727 shares have been designated as MIT Series B Preferred Stock, par value $0.001 per share ("MIT Series B Preferred Stock"), (y) 150,000 shares have been designated as MIT Series C Preferred Stock and (z) 2,300,000 shares have been designated as MIT Series D Preferred Stock. At the close of business on October 31, 1998: (A) 31,689,273 shares of MIT Common Stock (including one MIT Right for each outstanding share of MIT Common Stock) were issued and outstanding; (B) 1,623,376 shares of MIT Series B Preferred Stock were issued and outstanding;
(C) no shares of MIT Series C Preferred Stock were issued and outstanding; (D) 2,000,000 shares of MIT Series D Preferred Stock were issued and outstanding;
(E) 1,894,351 shares of MIT Common Stock were reserved for issuance pursuant to MIT's Second Amended and Restated Employee and Director Incentive Stock Plan (the "MIT Stock Plan"), of which 282,000 shares of MIT Common Stock were subject to issuance upon vesting of restricted stock grants or exercise of options or awards granted to officers, directors or employees of MIT and its Subsidiaries;
(F) 1,623,376 shares of MIT Common Stock were reserved for issuance upon conversion of the MIT Series B Preferred Stock; (G) 601,627 shares of MIT Common Stock were subject to issuance, and were also reserved for issuance, upon exercise of the MIT Warrants; and (H) no Voting Debt (as defined below) was issued and outstanding. The term "Voting Debt" means bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of MIT or the Company, as applicable, may vote. All outstanding shares of MIT Common Stock, MIT Series B Preferred Stock and MIT Series D Preferred Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights. Except as set forth on Schedule 3.1(b) of the MIT Disclosure Schedule, all outstanding shares of capital stock of the Subsidiaries of MIT owned by MIT, or a direct or indirect wholly owned Subsidiary of MIT, are free and clear of all liens, pledges, charges, encumbrances, claims, mortgages, deeds of trust, security interests, restrictions, rights of first refusal, defects in title, or other burdens, options or encumbrances of any kind ("Encumbrances"). Set forth in Schedule 3.1(b) of the MIT Disclosure Schedule is a true and complete list of the following: (i) each outstanding qualified or non-qualified option to purchase MIT Common Stock granted under the MIT Stock Plan or otherwise; (ii) each grant of MIT Common Stock to employees which is subject to any risk of forfeiture and a total thereof; (iii) any obligation of MIT to issue MIT Common Stock as a result of the transactions contemplated hereby and a total thereof; and (iv) each loan made by MIT with respect to the purchase of MIT Common Stock, and indicating those loans which will be forgiven, in whole or in part, as a result of the transactions contemplated by this Agreement. Except as set forth in this Section 3.1(b) or on Schedule 3.1(b) of the MIT Disclosure Schedule, and except for changes since October 31, 1998 resulting from the exercise of stock options, stock grants or other awards granted prior to October 31, 1998 pursuant to the MIT Stock Plan, or the exercise of MIT Warrants, or as contemplated by this Agreement, there are issued and outstanding or reserved for issuance: (1) no shares of capital stock, Voting Debt or other voting securities of MIT; (2) no securities of MIT or any Subsidiary of MIT or securities or assets of any other entity convertible into or exchangeable for shares of capital stock, Voting Debt or other voting securities of MIT or any Subsidiary of MIT, and (3) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which MIT or any Subsidiary of MIT is a party or by which it is bound in any case obligating MIT or any Subsidiary of MIT to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting securities of MIT or of any Subsidiary of MIT, or obligating MIT or any Subsidiary of MIT to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which MIT is a party or by which it is bound relating to the voting of any shares of the capital stock of MIT that will limit in any way the solicitation of proxies by or on behalf of MIT from, or the casting of votes by, the stockholders of MIT with respect to the Merger. There are no restrictions on MIT to vote the stock of any of its Subsidiaries. Except as set forth on Schedule 3.1(b) to the MIT Disclosure Schedule, all dividends or distributions on securities of MIT that have been declared or authorized prior to the date of this Agreement have been paid in full.

           (c) Authority; No Violations; Consents and Approvals.

               (i) The Board of Directors of MIT has approved and declared advisable the Merger and this Agreement, and declared the Merger and this Agreement to be fair to and in the best interests of the stockholders of MIT. The directors of MIT have advised MIT and the Company that they intend to vote or cause to be voted all of the shares of MIT Common Stock beneficially owned by them and their affiliates in favor of approval of the Merger and this Agreement. MIT has all requisite corporate power and authority to enter into this Agreement and, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of MIT in accordance with the MGCL and the MIT Articles of Incorporation and MIT Bylaws, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of MIT, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of MIT in accordance with the MGCL and the MIT Articles of Incorporation and MIT Bylaws. This Agreement has been duly executed and delivered by MIT and, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of MIT in accordance with the MGCL and the MIT Articles of Incorporation and MIT Bylaws, and assuming this Agreement constitutes the valid and binding obligation of the Company, constitutes a valid and binding obligation of MIT enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               (ii) Except as set forth on Schedule 3.1(c) of the MIT Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or give rise to a right of purchase under, result in the creation of any Encumbrance upon any of the properties or assets of MIT or any of its Subsidiaries under, require the consent or approval of any third party or otherwise result in a material detriment to MIT or any of its Subsidiaries under, any provision of (A) the MIT Articles of Incorporation or MIT Bylaws or any provision of the comparable charter or organizational documents of any of MIT's Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to MIT or any of its Subsidiaries or their respective properties or assets or any guarantee by MIT or any of its Subsidiaries of any of the foregoing, (C) any joint venture or other ownership arrangement or (D) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in
     Section 3.1(c)(iii) are duly and timely obtained or made and the approval of the Merger and this Agreement by the stockholders of MIT has been obtained, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to MIT or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (B),
     (C) and (D), any such conflicts, violations, defaults, rights, Encumbrances or detriments that, individually or in the aggregate, would not have a Material Adverse Effect on MIT, materially impair the ability of MIT to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

               (iii) Except as set forth on Schedule 3.1(c) of the MIT Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to MIT or any of its Subsidiaries in connection with the execution and delivery of this Agreement by MIT or the consummation by MIT of the transactions contemplated hereby, as to which the failure to obtain or make would have a Material Adverse Effect on MIT, except for: (A) the filing with the SEC of
     (1) a proxy statement in preliminary and definitive form relating to the meetings of the stockholders of MIT and of the Company to be held in connection with the Merger (the "Joint Proxy Statement") and (2) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby;
     (B) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the State Department of Assessments and Taxation of Maryland; (C) filings with the New York Stock Exchange (the "NYSE") and the American Stock Exchange (the "AMEX"); (D) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws, or environmental laws; (E) such filings and approvals as may be required by any foreign premerger notification, securities, corporate or other law, rule or regulation; and (F) any such consent, approval, order, authorization, registration, declaration, filing, or permit that the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on MIT, materially impair the ability of MIT to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

          (d) SEC Documents. MIT has made available to the Company a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by MIT with the SEC since January 1, 1996 and prior to or on the date of this Agreement (the "MIT SEC Documents"), which are all the documents (other than preliminary material) that MIT was required to file with the SEC between January 1, 1996 and the date of this Agreement. As of their respective dates, the MIT SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such MIT SEC

Documents, and none of the MIT SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. MIT has no outstanding and unresolved comments from the SEC with respect to any of the MIT SEC Documents. The financial statements of MIT included in the MIT SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly presented in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material) the consolidated financial position of MIT and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of MIT and its consolidated Subsidiaries for the periods presented therein. Except as disclosed in the MIT SEC Documents, there are no agreements, arrangements or understandings between MIT and any party who is at the date of this Agreement or was at any time prior to the date hereof but after January 1, 1996 an Affiliate (as defined in Section 4.1(k)) of MIT that are required to be disclosed in the MIT SEC Documents. The books of account and other financial records of the Company are true, complete and correct in all material respects and are accurately reflected in all material respects in the financial statements included in the MIT SEC Documents.

          (e) Information Supplied. None of the information supplied or to be supplied by MIT for inclusion or incorporation by reference in the Registration Statement on Form S-4 to be filed with the SEC by the Company in connection with the issuance of shares of Company Common Stock and Company Cumulative Redeemable Preferred Stock in the Merger (the "S-4") will, at the time the S-4 becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and none of the information supplied or to be supplied by MIT and included or incorporated by reference in the Joint Proxy Statement will, at the date mailed to stockholders of MIT and at the date mailed to stockholders of the Company or at the time of the meeting of such stockholders to be held in connection with the Merger or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to MIT or any of its Subsidiaries, or with respect to other information supplied by MIT for inclusion in the Joint Proxy Statement or S-4, shall occur which is required to be described in an amendment of, or a supplement to, the S-4 or the Joint Proxy Statement, such event shall be so described, and MIT shall reasonably cooperate with the Company to cause such amendment or supplement to be promptly filed with the SEC and, as required by law, disseminated to the stockholders of MIT. The Joint Proxy Statement, insofar as it relates to MIT or its Subsidiaries or other information supplied by MIT for inclusion or incorporation by reference therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

          (f) Absence of Certain Changes or Events.  Except as set forth on
Schedule 3.1(f) of the MIT Disclosure Schedule or as disclosed in or reflected in the financial statements included in the MIT SEC Documents, and except as contemplated by this Agreement, since the date of the most recent audited financial statements included in the MIT SEC Documents, there has not been: (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of MIT's capital stock;
(ii) any amendment of any term of any outstanding equity security of MIT or any Subsidiary of MIT; (iii) any repurchase, redemption or other acquisition by MIT or any Subsidiary of MIT of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, MIT or any Subsidiary of MIT; (iv) any material change in any method of accounting or accounting practice or any tax method, practice or election by MIT or any Subsidiary of MIT; (v) any amendment of any employment, consulting, severance, retention or any other agreement between MIT and any officer or director of MIT; or (vi) any other transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) that has had a Material Adverse Effect on MIT, nor has there occurred any such transaction, commitment, dispute or other event or condition that, with the passage of time, would reasonably be expected to result in a Material Adverse Effect on MIT, except for general economic changes, changes in the United States financial markets generally, changes that affect real estate investment trusts (each a "REIT") generally and changes that affect industrial real estate generally.

          (g) No Undisclosed Material Liabilities.  Except as set forth on
Schedule 3.1(g) of the MIT Disclosure Schedule or as disclosed in the MIT SEC Documents, as of the date hereof, there are no liabilities of MIT or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would have a Material Adverse Effect on MIT, other than: (i) liabilities adequately provided for on the balance sheet of MIT dated as of September 30, 1998 (including the notes thereto) contained in MIT's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998;
(ii) liabilities incurred in the ordinary course of business subsequent to September 30, 1998 which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on MIT; and (iii) liabilities under this Agreement.

          (h) No Default. Neither MIT nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the MIT Articles of Incorporation or MIT Bylaws or the comparable charter or organizational documents of any of MIT's Subsidiaries,
(ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which MIT or any of its Subsidiaries is now a party or by which MIT or any of its Subsidiaries or any of their respective properties or assets is bound or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to MIT or any of its Subsidiaries, except in the case of (ii) and (iii) for defaults or violations which in the aggregate would not have a Material Adverse Effect on MIT.

          (i) Compliance with Applicable Laws. MIT and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "MIT Permits"), except where the failure so to hold would not have a Material Adverse Effect on MIT. MIT and its Subsidiaries are in compliance with the terms of the MIT Permits, except where the failure so to comply would not have a Material Adverse Effect on MIT. Except as disclosed in the MIT SEC Documents, the businesses of MIT and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which would not have a Material Adverse Effect on MIT. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to MIT or any of its Subsidiaries is pending and of which MIT has knowledge (as hereinafter defined) or, to the knowledge of MIT as of the date hereof, is threatened, other than those the outcome of which would not have a Material Adverse Effect on MIT. For purposes of this Agreement "knowledge" means the actual knowledge of the executive officers and directors of the Company or MIT, as applicable.

          (j) Litigation.  Except as disclosed in the MIT SEC Documents or
Schedule 3.1(j) of the MIT Disclosure Schedule, as of the date of this Agreement there is no suit, action or proceeding pending, or, to the knowledge of MIT, threatened against or affecting MIT or any Subsidiary of MIT ("MIT Litigation"), and, as of the date of this Agreement, MIT and its Subsidiaries have no knowledge of any facts that are likely to give rise to any MIT Litigation, in each case, that would have a Material Adverse Effect on MIT, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against MIT or any Subsidiary of MIT ("MIT Order") that would have a Material Adverse Effect on MIT or its ability to consummate the transactions contemplated by this Agreement. Schedule 3.1(j) of the MIT Disclosure Schedule contains an accurate and complete list of all suits, actions and proceedings pending or, to the knowledge of MIT, threatened against or affecting MIT or any of its Subsidiaries as of the date hereof.

           (k) Taxes. Except as set forth on Schedule 3.1(k) of the MIT Disclosure Schedule:

               (i) Each of MIT and its Subsidiaries (A) has filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and all such returns and reports are accurate and complete in all material respects, and (B) has paid (or MIT has paid on its behalf) all Taxes (as defined below) shown on such returns and reports as required to be paid by it, except those where the failure to file such tax returns and reports or pay such Taxes would not have a Material Adverse Effect on MIT. The most recent financial statements contained in the MIT SEC Documents reflect an adequate reserve for all material Taxes payable by MIT and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. MIT and each Subsidiary of MIT has established (and until the Closing Date shall continue to establish and maintain) on its books and records reserves that are adequate for the payment of all Taxes not yet due and payable. Since September 30, 1998, MIT has incurred no liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, including without limitation any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and neither MIT nor any of its Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon MIT. No material deficiencies for any Taxes have been proposed, asserted or assessed against MIT or any of its Subsidiaries, including claims by any taxing authority in a jurisdiction where MIT or any Subsidiary of MIT do not file Tax returns but in which any of them is or may be subject to taxation, and no requests for waivers of the time to assess any such Taxes are pending. As used in this Agreement, "Taxes" includes all federal, state, local and foreign income, property, sales, use, franchise, employment, payroll, excise, environmental and other taxes, tariffs or governmental charges of any nature whatsoever, together with penalties, interest or additions to Tax with respect thereto.

               (ii) MIT (A) for all taxable years commencing with 1995 through December 31, 1997 has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years, (B) has operated since December 31, 1997 to the date of this representation, and intends to continue to operate, in such a manner as to qualify as a REIT for the taxable year ending December 31, 1998 and the taxable year ending at the Effective Time, and (C) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT and, to MIT's knowledge, no such challenge is pending or threatened. Each Subsidiary of MIT which is a partnership, joint venture or limited liability company (1) has been since its formation and continues to be treated for federal income tax purposes as a partnership and not as a corporation or an association taxable as a corporation and (2) has not since the later of its formation or the acquisition by MIT of a direct or indirect interest therein, owned any assets (including, without limitation, securities) that would cause MIT to violate Section 856(c)(4) of the Code. Each MIT Subsidiary which is a corporation has been since its formation a qualified REIT subsidiary under
     Section 856(i) of the Code.

               (iii) All Taxes which MIT or the MIT Subsidiaries are required by law to withhold or collect, including Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and sales, gross receipts and use taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Entities or are held in separate bank accounts for such purpose. There are no liens for Taxes upon the assets of MIT or the MIT Subsidiaries except for statutory liens for Taxes not yet due.

               (iv) The Tax returns of MIT and the MIT Subsidiaries are not being and have not been examined or audited by any taxing authority for any past year or periods.

               (v) Neither MIT nor the MIT Subsidiaries (A) has filed a consent under Section 341(f) of the Code concerning collapsible corporations, or
     (B) is a party to any Tax allocation or sharing agreement.

               (vi) MIT does not have any liability for the Taxes of any person other than MIT and the MIT Subsidiaries and the MIT Subsidiaries do not have any liability for the Taxes of any person other than MIT and the MIT Subsidiaries (A) under Treasury

     Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, (C) by contract, or (D) otherwise.

               (vii) Neither MIT nor the MIT Subsidiaries has made any payments, is obligated to make any payments, or is a party to an agreement that could obligate it to make any payments that will not be deductible under Section 280G of the Code. MIT and the MIT Subsidiaries have disclosed to the IRS all positions taken on its federal income Tax returns which could give rise to a substantial understatement of Tax under Section 6662 of the Code.

               (viii) Neither MIT nor any MIT Subsidiary has entered into or is subject, directly or indirectly, to any "Tax Protection Agreements," except as disclosed in Schedule 3.1(k), true and correct copies of which have been made available to the Company. As used herein, a "Tax Protection Agreement" is an agreement, oral or written, (A) that has as one of its purposes to permit a person or entity to take the position that such person or entity could defer federal taxable income that otherwise might have been recognized upon a transfer of property to any Subsidiary of MIT that is treated as a partnership for federal income tax purposes, and (B) that (i) prohibits or restricts in any manner the disposition of any assets of MIT or any of its Subsidiaries (including, without limitation, requiring MIT or any of its Subsidiaries to indemnify any person for any tax liabilities resulting from any such disposition), (ii) requires that MIT or any of its Subsidiaries maintain, or put in place, or replace, indebtedness, whether or not secured by one or more of the MIT Properties (as hereinafter defined), or (iii) requires that MIT or any of its Subsidiary offer to any person or entity at any time the opportunity to guarantee or otherwise assume, directly or indirectly, the risk of loss for federal income tax purposes for indebtedness or other liabilities of MIT or any of its Subsidiaries.

          (l) Pension and Benefit Plans; ERISA. Except as set forth on Schedule 3.1(l) of the MIT Disclosure Schedule or in the MIT SEC Documents:

               (i) All "employee pension benefit plans," as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by MIT or any of its Subsidiaries or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with MIT under Section 414(b), (c),
     (m) or (o) of the Code ("MIT ERISA Affiliate") or to which MIT or any of its Subsidiaries or any MIT ERISA Affiliate contributed or is obligated to contribute thereunder within six years prior to the Effective Time (the "MIT Pension Plans") intended to qualify under Section 401 of the Code so qualify and have been determined by the IRS to be qualified under Section 401 of the Code and, to the knowledge of MIT as of the date hereof, nothing has occurred with respect to the operation of the MIT Pension Plans that could reasonably be expected to cause the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA or the Code.

               (ii) No MIT Pension Plan is subject to Title IV of ERISA.

               (iii) There is no material violation of ERISA with respect to
     (A) the filing of applicable reports, documents, and notices with the Secretary of Labor and the Secretary of the Treasury regarding all "employee benefit plans," as defined in Section 3(3) of ERISA, the MIT Pension Plans and all other material employee compensation and benefit arrangements or payroll practices, including, without limitation, severance pay, sick leave, vacation pay, salary continuation for disability, consulting or other compensation agreements, retirement, deferred compensation, bonus, long-term incentive, stock option, stock purchase, hospitalization, medical insurance, life insurance and scholarship programs maintained by MIT or any of its Subsidiaries or with respect to which MIT or any of its Subsidiaries has any liability (all such plans, other than the MIT Pension Plans, being hereinafter referred to as the "MIT Employee Benefit Plans") or (B) the furnishing of such documents to the participants or beneficiaries of the MIT Employee Benefit Plans or MIT Pension Plans.

               (iv) Copies of each MIT Employee Benefit Plan and MIT Pension Plan, related trust (or other funding or financing arrangement), and all amendments have been made available to the Company, as have the most recent summary plan descriptions, administrative service agreements, and Form 5500.

               (v) The MIT Employee Benefit Plans and MIT Pension Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA (including rules and regulations thereunder) and other applicable Federal and state law, there is no material liability for breaches of fiduciary duty in connection with the MIT Employee Benefit Plans and MIT Pension Plans, and neither MIT nor any of its Subsidiaries or any "party in interest" or "disqualified person" with respect to the MIT Employee Benefit Plans and MIT Pension Plans has engaged in a material "prohibited transaction" within the meaning of
     Section 4975 of the Code or Section 406 of ERISA.

               (vi) As of the date of this Agreement, there are no material actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of MIT, threatened against, or with respect to, the MIT Employee Benefit Plans or MIT Pension Plans or their assets.

               (vii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment becoming due to any employee or group of employees of MIT or any of its Subsidiaries; (B) increase any benefits otherwise payable under any MIT Employee Benefit Plan or MIT Pension Plan; or (C) result in the acceleration of the time of payment or vesting of any such benefits.
     Except as described on Schedule 3.1(l) of the MIT Disclosure Schedule, there are no severance agreements or employment agreements between MIT or any of its Subsidiaries and any employee of MIT or such Subsidiary. True and complete copies of all severance agreements and employment agreements described on Schedule 3.1(l) of the MIT Disclosure Schedule have been provided to the Company.

               (viii) Neither MIT nor any of its Subsidiaries has any consulting agreement or arrangement with any person involving compensation in excess of $100,000 except as are terminable upon one month's notice or less.

               (ix) Neither MIT nor any of its Subsidiaries nor any MIT ERISA Affiliate contributes to, or has an obligation to contribute to, and has not within six years prior to the Effective Time contributed to, or had an obligation to contribute to, a multiemployer plan within the meaning of
     Section 3(37) of ERISA.

               (x) No stock or other security issued by MIT or any of its Subsidiaries forms or has formed a material part of the assets of any MIT Employee Benefit Plan or MIT Pension Plan.

               (xi) MIT and its ERISA Affiliates have materially complied with the requirements of Section 4980B of the Code and Parts 6 and 7 of Subtitle B of Title I of ERISA regarding health care coverage under the MIT Employee Benefit Plans.

               (xii) No amount has been paid by MIT or any of its ERISA Affiliates, and no amount is expected to be paid by MIT or any of its ERISA Affiliates, which would be subject to the provisions of 162(m) of the Code such that all or a part of such payments would not be deductible by the payor.

           (m) Labor Matters. Except as set forth on Schedule 3.1(m) of the MIT Disclosure Schedule or in the MIT SEC Documents:

               (i) neither MIT nor any of its Subsidiaries is a party to any collective bargaining agreement or other current labor agreement with any labor union or organization, and there is no current union representation question involving employees of MIT or any of its Subsidiaries, nor does MIT or any of its Subsidiaries know of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees;

               (ii) as of the date hereof, there is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure against MIT or any of its Subsidiaries pending, or, to the knowledge of MIT or any of its Subsidiaries, threatened, that has, or will have, a Material Adverse Effect on MIT;

               (iii) as of the date hereof, there is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship against MIT or any of its Subsidiaries pending, or, to the knowledge of MIT or any of its Subsidiaries, threatened, that has, or will have, a Material Adverse Effect on MIT;

               (iv) there is no strike, dispute, slowdown, work stoppage or lockout pending, or, to the knowledge of MIT or any of its Subsidiaries, threatened, against or involving MIT or any of its Subsidiaries that has, or will have, a Material Adverse Effect on MIT;

               (v) MIT and each of its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, except for non-compliance that does not have, and will not have, a Material Adverse Effect on MIT; and

               (vi) as of the date hereof, there is no proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of MIT or any of its Subsidiaries, threatened, in respect to which any current or former director, officer, employee or agent of MIT or any of its Subsidiaries is or may be entitled to claim indemnification from MIT or any of its Subsidiaries pursuant to the MIT Articles of Incorporation or MIT Bylaws or any provision of the comparable charter or organizational documents of any of MIT's Subsidiaries, as provided in any indemnification agreement to which MIT or any Subsidiary of MIT is a party or pursuant to applicable law that has, or will have, a Material Adverse Effect on MIT.

          (n) Intangible Property. MIT and its Subsidiaries own, possess or have adequate rights to use all material trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs and copyrights necessary for the operation of the businesses of each of MIT and its Subsidiaries (collectively, the "MIT Intangible Property"), except where the failure to possess or have adequate rights to use such properties would not have a Material Adverse Effect on MIT. All of the MIT Intangible Property is owned or licensed by MIT or its Subsidiaries free and clear of any and all liens, claims or encumbrances, except those that would not have a Material Adverse Effect on MIT, and neither MIT nor any such Subsidiary has forfeited or otherwise relinquished any MIT Intangible Property which forfeiture would result in a Material Adverse Effect on MIT. To the knowledge of MIT, the use of the MIT Intangible Property by MIT or its Subsidiaries does not, in any material respect, conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor, of any other person, and there have been no claims made, and neither MIT nor any of its Subsidiaries has received any notice of any claim or otherwise knows that any of the MIT Intangible Property is invalid or conflicts with the asserted rights of any other person or has not been used or enforced or has failed to have been used or enforced in a manner, that would result in the abandonment, cancellation or unenforceability of any of the MIT Intangible Property, except for any such conflict, infringement, violation, interference, claim, invalidity, abandonment, cancellation or unenforceability that would not have a Material Adverse Effect on MIT.

           (o) Environmental Matters.  For purposes of this Agreement:

               "Environmental Laws" means all federal, state and local laws (including common laws), rules, regulations, ordinances, orders and decrees of any Governmental Entity, whether now in existence or hereafter enacted and in effect at the time of Closing, relating to pollution or the protection of human health or the environment of any jurisdiction in which the applicable party hereto owns or operates assets or conducts business or owned or operated assets or conducted business (whether or not through a predecessor entity) (including, without limitation, ambient air, surface water, groundwater, land surface, subsurface strata, natural resources or wildlife), including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of solid waste or Hazardous Materials, and any similar laws, rules, regulations, ordinances, orders and decrees of any foreign jurisdiction in which the applicable party hereto owns or operates assets or conducts business;

               "Hazardous Materials" means (i) any petroleum or petroleum products, radioactive materials (including naturally occurring radioactive materials), asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls or transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, (ii) any chemicals, materials or substances which are now defined as or included in the definition of "solid wastes," "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous substances," "restricted hazardous wastes," "toxic substances" or "toxic pollutants," or words of similar import, under any Environmental Law and (iii) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which MIT or any of its Subsidiaries operates (for purposes of this Section 3.1(o)) or in which the Company or any of its Subsidiaries operates (for purposes of Section 3.2(o)).

               "Release" means any spill, effluent, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property owned, operated or leased by the applicable party or its Subsidiaries; and

               "Remedial Action" means all actions, including, without limitation, any capital expenditures, required by a Governmental Entity or required under any Environmental Law, or voluntarily undertaken to (i) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Materials or other substance in the indoor or outdoor environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger the public or employee health or welfare of the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release; or (iv) bring the applicable party into compliance with any Environmental Law.

          Except as disclosed on Schedule 3.1(o) of the MIT Disclosure Schedule:

               (i) The operations of MIT and its Subsidiaries have been conducted, are and, as of the Closing Date, will be, in compliance with all Environmental Laws, except where the failure to so comply would not have a Material Adverse Effect on MIT;

               (ii) MIT and its Subsidiaries have obtained and, until the Closing Date, will maintain all permits, licenses and registrations, or applications relating thereto, and have made and, until the Closing Date, will make all filings, reports and notices required under applicable Environmental Laws for the continued operations of their respective businesses, except such matters the lack or failure of which would not have a Material Adverse Effect on MIT;

               (iii) MIT and its Subsidiaries are not subject to any outstanding written orders issued by, or contracts with, any Governmental Entity or other person respecting (A) Environmental Laws, (B) Remedial Action, (C) any Release or threatened Release of a Hazardous Material or
     (D) an assumption of responsibility for environmental liabilities of another person, except such orders or contracts the compliance with which would not have a Material Adverse Effect on MIT;

               (iv) As of the date of this Agreement, MIT and its Subsidiaries have not received any written communication alleging, with respect to any such party, the violation of or liability under any Environmental Law, which violation or liability would have a Material Adverse Effect on MIT;

               (v) Neither MIT nor any of its Subsidiaries has any contingent liability in connection with the Release of any Hazardous Material into the indoor or outdoor environment (whether on-site or off-site) or employee or third party exposure to Hazardous Materials that would have a Material Adverse Effect on MIT;

               (vi) The operations of MIT and its Subsidiaries involving the generation, transportation, treatment, storage or disposal of hazardous or solid waste, as defined and regulated under 40 C.F.R. Parts 260-270 (in effect as of the date of this Agreement) or any applicable state equivalent, are in compliance with applicable Environmental Laws, except where the failure to so comply would not have a Material Adverse Effect on MIT;

               (vii) To the knowledge of MIT, there is not now on or in any property of MIT or its Subsidiaries or any property for which MIT or its Subsidiaries is potentially liable any of the following: (A) any underground storage tanks or surface impoundments or (B) any on-site disposal of Hazardous Material, any of which ((A) or (B) preceding) would have a Material Adverse Effect on MIT; and

               (viii) No MIT Property (as hereinafter defined) is included or, to the knowledge of MIT, proposed for inclusion on the National Priorities List issued pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") by the United States Environmental Protection Agency (the "EPA") or on the Comprehensive Environmental Response, Compensation, and Liability Information System database maintained by the EPA, and MIT has no knowledge that any MIT Property has otherwise been identified in a published writing by the EPA as a potential CERCLA removal, remedial or response site or, to the knowledge of MIT, proposed for inclusion on any similar list of potentially contaminated sites pursuant to any other Environmental Law.

          (p) Properties.

               (i) MIT or one of MIT's Subsidiaries owns fee simple title (or where indicated, leasehold estate) to each of the real properties identified in Schedule 3.1(p) to the MIT Disclosure Schedule (the "MIT Properties"), except as listed on Schedule 3.1(p) to the MIT Disclosure Schedule, which are all of the real estate properties owned by them, in each case (except as provided below) free and clear of Encumbrances. The MIT Properties are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy (collectively, "Property Restrictions"), except for (A) Encumbrances and Property Restrictions set forth in Schedule 3.1(p) to the MIT Disclosure Schedule, (B) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, provided that they do not materially adversely affect the currently intended use of any MIT Property, (C) Encumbrances and Property Restrictions disclosed on existing title reports or existing surveys (in either case copies of which title reports or surveys have been delivered or made available to the Company), and (D) mechanics', carriers', workmen's, repairmen's and materialmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which, individually or in the aggregate, do not materially detract from the value of or materially interfere with the present use of any of the MIT Properties subject thereto or affected thereby, and do not otherwise have a Material Adverse Effect on MIT. Except as provided in Schedule 3.1(p) to the MIT Disclosure Schedule, valid policies of title insurance have been issued, insuring MIT's or the applicable MIT Subsidiaries' fee simple title or leasehold estate to the MIT Properties in amounts at least equal to the value of such MIT Properties at the time of the issuance of such policy, subject only to the matters disclosed above and on the MIT Disclosure Schedule, and such policies are, at the date hereof, in full force and effect and no material claim has been made against any such policy.

               (ii) All properties currently under development or construction by MIT or the MIT Subsidiaries and all properties currently proposed for acquisition, development or commencement of construction prior to the Effective Time by MIT and the MIT Subsidiaries are listed as such on
     Schedule 3.1(p) to the MIT Disclosure Schedule. All executory agreements entered into by MIT or any MIT Subsidiary relating to the development or construction of industrial or other real estate properties (other than agreements for architectural, engineering, planning, accounting, legal or other professional services or agreements for material or labor) are listed on Schedule 3.1(p) to the MIT Disclosure Schedule. Copies of such agreements, all of which have previously been delivered or made available to the Company are listed on the MIT Disclosure Schedule and are true and correct.

          (q) Insurance. Schedule 3.1(q) of the MIT Disclosure Schedule sets forth an insurance schedule of MIT's and each of its Subsidiaries' directors' and officers' liability insurance. MIT maintains insurance with financially responsible insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of MIT and each of its Subsidiaries (taking into account the cost and availability of such insurance). Except as set forth on Schedule 3.1(q), neither MIT nor any MIT Subsidiary has received any notice of cancellation or termination with respect to any material insurance policy of MIT or any MIT Subsidiary.

          (r) Opinion of Financial Advisor. The Board of Directors of MIT has received the oral opinion of Goldman, Sachs & Co. addressed to such Board to the effect that, as of the date hereof, the Merger Consideration to be received by the holders of the MIT Common Stock in accordance with Section 2.1 is fair from a financial point of view to the holders of the MIT Common Stock. A copy of the written opinion of Goldman, Sachs & Co. described above will be provided to the Company promptly after it has been received from Goldman, Sachs & Co.

          (s) Vote Required. The affirmative vote of the holders of at least a majority of the outstanding shares of MIT Common Stock is the only vote of the holders of any class or series of MIT capital stock necessary to approve this Agreement and the transactions contemplated hereby.

          (t) Beneficial Ownership of Company Common Stock. As of the date hereof, neither MIT nor its Subsidiaries "beneficially owns" (as defined in Rule 13d-3 under the Exchange Act) any of the outstanding Company Common Stock or any of the Company's outstanding debt securities.

          (u) Brokers. Except for the fees and expenses payable to Goldman, Sachs & Co. and Prudential Securities, Inc., which fees are reflected in each such firm's respective engagement letter with MIT (copies of which have been delivered to the Company), no broker, investment banker, or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of MIT.

          (v) Investment Company Act of 1940. Neither MIT nor any of its Subsidiaries is, or at the Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act").

           (w) Amendment to Rights Agreement; State Takeover Laws.

               (i) The Board of Directors of MIT has adopted a resolution approving an amendment to the MIT Rights Agreement to provide that (A) the MIT Rights Agreement shall terminate and the MIT Rights shall be canceled upon the consummation of the Merger and that (B) none of the execution and delivery of this Agreement, the conversion of shares of MIT Common Stock in the right to receive the Merger Consideration in accordance with Article II of this Agreement and the consummation of the merger or any other transaction contemplated hereby will cause (w) the MIT rights to be exercisable under the MIT Rights

     Agreement, (x) the Company or any of its Subsidiaries or any of its stockholders to be deemed an "Acquiring Person" (as defined in the MIT Rights Agreement), or (y) any such event to be deemed a "Distribution Date" (as defined in the MIT Rights Agreement) or the "Shares Acquisition Date" (as defined in the MIT Rights Agreement). MIT shall not redeem any of the MIT Rights prior to the Effective Time unless required to do so by a court of competent jurisdiction.

               (ii) MIT has taken all action necessary to exempt the transaction contemplated by this Agreement from (A) the operation of any "fair price," "moratorium," "control share acquisition," "business combination," or any other anti-takeover statute or similar statute enacted under the state or federal laws of the United States or similar statute or regulation (a "Takeover Statute") and (B) any ownership restrictions or limitations set forth in the MIT Articles of Incorporation or MIT By-Laws.

           (x) Contracts.

               (i) Except as disclosed in the MIT SEC Documents or in Schedule 3.1(x) to the MIT Disclosure Schedule, there is no contract or agreement that purports to limit in any material respect the names or the geographic location in which MIT or any MIT Subsidiary may conduct its business. Neither MIT nor any MIT Subsidiary has received a written notice that MIT or any MIT Subsidiary is in violation of or in default under (nor to the knowledge of MIT does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except as set forth in Schedule 3.1(x), nor does such a violation or default exist, except to the extent that such violation or default, individually or in the aggregate, would not have a MIT Material Adverse Effect.

               (ii) Schedule 3.1(x) sets forth each interest rate cap, interest rate collar, interest rate swap, currency hedging transaction, and any other agreement relating to a similar transaction to which MIT or any MIT Subsidiary is a party or an obligor with respect thereto.

               (iii) Except as set forth in Schedule 3.1(x), neither MIT nor any of MIT Subsidiaries is party to any agreement which would restrict any of them from prepaying any of their indebtedness without penalty or premium at any time or which requires any of them to maintain any amount of indebtedness with respect to any of the MIT Properties.

               (iv) Neither MIT nor any MIT Subsidiaries is a party to any agreement relating to the management of any of the MIT Properties which is not terminable by MIT or the MIT Subsidiary without penalty on less than 61 days notice except the agreements described in Schedule 3.1(x).

               (v) Schedule 3.1(x) lists all agreements entered into by MIT or any of the MIT Subsidiaries providing for the sale of, or option to sell, any MIT Properties or the purchase of, or option to purchase, any real estate which are currently in effect.

               (vi) Except as set forth in Schedule 3.1(x), neither MIT nor any MIT Subsidiary has any continuing contractual liability (A) for indemnification or otherwise under any agreement relating to the sale of real estate previously owned, whether directly or indirectly, by MIT or any MIT Subsidiary, except for standard indemnification provisions entered into in the normal course of business, (B) to pay any additional purchase price for any of the MIT Properties, or (C) to make any prorations or adjustments to prorations involving an amount in excess of $50,000 (other than real estate taxes) that may previously have been made with respect to any property currently or formerly owned by MIT.

               (vii) Except as set forth in Schedule 3.1(x), there are no material outstanding contractual obligations of MIT or any MIT Subsidiary to provide any funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any MIT Subsidiary or any other Person.

               (viii) Except as set forth in Schedule 3.1(x), there are no indemnification agreements entered into by and between MIT and any director or officer of MIT or any of its Subsidiaries.

     3.2 Representations and Warranties of the Company. The Company represents and warrants to MIT as follows (in each case as qualified by matters reflected on the disclosure schedule dated as of the date of this Agreement and delivered by the Company to MIT on or prior to the date of this Agreement (the "Company Disclosure Schedule") and made a part hereof by reference, each such matter qualifying each representation and warranty, as applicable, notwithstanding any specific Section or Schedule reference or lack thereof):

          (a) Organization, Standing and Power. The Company is a real estate investment trust duly formed and existing under Title 8 and is in good standing with the State Department of Assessments and Taxation of Maryland. Each of the Significant Subsidiaries (as defined below) is a corporation or partnership duly organized, validly existing and in good standing under the laws of its state of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Material Adverse Effect on the Company. All Significant Subsidiaries of the Company and their respective jurisdictions of incorporation or organization, as well as the respective ownership of the Company in such Subsidiaries, if not wholly owned, are identified on Schedule 3.2(a) of the Company Disclosure Schedule. The Company has heretofore delivered to MIT complete and correct copies of its Declaration of Trust and Bylaws, each as amended to date. As used in this Agreement, a "Significant Subsidiary" means any Subsidiary of the Company that would constitute a Significant

Subsidiary of the Company within the meaning of Rule 1-02 of Regulation S-X of the Securities and Exchange Commission.

          (b) Capital Structure. As of the date hereof, the authorized beneficial interest of the Company consists of 230,000,000 shares of beneficial interest, par value $0.01 per share, of which 200,450,000 shares are Company Common Stock, 5,400,000 shares have been designated as Company Series A Preferred Shares, 8,050,000 shares have been designated as Company Series B Convertible Preferred Shares, 2,000,000 shares have been designated as Company Series C Preferred Shares, 10,000,000 shares have been designated as Company Series D Preferred Shares, and 2,300,000 shares have been designated as Company Series A Junior Participating Preferred Shares. At the close of business on October 31, 1998: (A) 123,203,576 shares of Company Common Stock were issued and outstanding; (B) 5,400,000 Company Series A Preferred Shares were issued and outstanding; 7,698,700 Company Series B Convertible Preferred Shares were issued and outstanding; 2,000,000 Company Series C Preferred Shares were issued and outstanding; 10,000,000 Company Series D Preferred Shares were issued and outstanding; and no Company Series A Junior Participating Preferred Shares were issued or outstanding; (C) 9,600,000 shares of Company Common Stock were reserved for issuance pursuant to the Company's 1997 Long-Term Incentive Plan (the "Company Stock Plan") and 100,000 shares of Company Common Stock were reserved for issuance under the Company's Share Option Plan for Outside Trustees, of which 2,884,774 shares of Company Common Stock were subject to issuance upon vesting of restricted stock grants or exercise of options or awards granted to officers, directors or employees of the Company and its subsidiaries pursuant to such plans; and (D) no Voting Debt was issued and outstanding. All outstanding shares of Company Common Stock are validly issued, fully paid and, except as described in the Company SEC Documents, nonassessable and are not subject to preemptive rights. Except as set forth on Schedule 3.2(b) of the Company Disclosure Schedule, all outstanding shares of capital stock of the Subsidiaries of the Company are owned by the Company, or a direct or indirect wholly owned Subsidiary of the Company, free and clear of all Encumbrances. Except as set forth in this Section 3.2(b) or on Schedule 3.2(b) of the Company Disclosure Schedule, and except for changes since October 31, 1998 resulting from the exercise of stock options, stock grants or other awards granted prior to October 31, 1998 pursuant to the Company Stock Plan, or as contemplated by this Agreement, there are outstanding: (1) no shares of beneficial interest, Voting Debt or other voting securities of the Company; (2) no securities of the Company or any Subsidiary of the Company or securities or assets of any other entity convertible into or exchangeable for shares of beneficial interest, capital stock, Voting Debt or other voting securities of the Company or any Subsidiary of the Company; and (3) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound in any case obligating the Company or any Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of beneficial interest, capital stock or any Voting Debt or other voting securities of the Company or of any Subsidiary of the Company, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the beneficial interest of the Company that will limit in any way the solicitation of proxies by or on behalf of the Company from, or the casting of votes by, the stockholders of the Company with respect to the Merger. There are no restrictions on the Company to vote the stock of any of its Subsidiaries. All dividends or distributions on securities of the Company that have been authorized prior to the date of this Agreement have been paid in full. When issued in accordance with this Agreement, the shares of Company Common Stock and Company Cumulative Redeemable Preferred Stock issued pursuant to the Merger will be duly authorized and validly issued, fully paid and, except as described in the Company SEC Documents, nonassessable and not subject to preemptive (or similar) rights.
When issued in accordance with this Agreement upon exercise of the MIT Stock Options and the MIT Warrants, in each case to be assumed pursuant to the Merger, the shares of Company Common Stock issued thereunder will be duly authorized and validly issued, fully paid and, except as described in the Company SEC Documents, nonassessable and not subject to preemptive (or similar) rights.

           (c) Authority; No Violations, Consents and Approvals.

               (i) The Board of Trustees of the Company has approved and declared advisable the Merger and this Agreement, and declared the Merger and this Agreement to be in the best interests of the stockholders of the Company. The trustees of the Company have advised MIT and the Company that they intend to vote or cause to be voted all of the shares of Company Common Stock beneficially owned by them and their affiliates in favor of approval of the Merger and this Agreement (including the issuance of Company Common Stock). The Company has all requisite trust power and authority to enter into this Agreement and, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of the Company in accordance with Title 8 and the Declaration of Trust and Bylaws of the Company, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary trust action on the part of the Company, subject, with respect to the consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of the Company in accordance with Title 8 and the Declaration of Trust and Bylaws of the Company. This Agreement has been duly executed and delivered by the Company and, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of the Company in accordance with Title 8 and the Declaration of Trust and Bylaws of the Company, and assuming this Agreement constitutes the valid and binding obligation of MIT, constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               (ii) Except as set forth on Schedule 3.2(c) of the Company Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or give rise to a right of purchase under, result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, require the consent or approval of any third party lender or otherwise result in a material detriment to the Company or any of its Subsidiaries under, any provision of (A) the Declaration of Trust or Bylaws of the Company or any provision of the comparable charter or organizational documents of any of its Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or their respective properties or assets or any guarantee by the Company or any of its Subsidiaries of the foregoing, (C) any joint venture or other ownership arrangement or (D) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.2(c)(iii) are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (B), (C) and (D), any such conflicts, violations, defaults, rights, Encumbrances or detriments that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

               (iii) Except as set forth on Schedule 3.2(c) of the Company Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, as to which the failure to obtain or make would have a Material Adverse Effect on the Company, except for: (A) the filing of a premerger notification report by the Company or its ultimate parent under the HSR Act and the expiration or termination of the applicable waiting period with respect thereto; (B) the filing with the SEC of the Joint Proxy Statement, the S-4, such reports under Section 13(a) of the Exchange Act and such other compliance with the Securities Act and the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby, and the obtaining from the SEC of such orders as may be so required; (C) the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the State Department of Assessments and Taxation of Maryland; (D) filings with, and approval of, the Exchange; (E) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws or environmental laws; (F) such filings and approvals as may be required by any foreign premerger notification, securities, corporate or other law, rule or regulation; and (G) any such consent, approval, order, authorization, registration, declaration, filing, or permit that the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

          (d) SEC Documents. The Company has made available to MIT a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since January 1, 1996 and prior to or on the date of this Agreement (the "Company SEC Documents"), which are all the documents (other than preliminary material) that the Company was required to file with the SEC between December 31, 1996 and the date of this Agreement. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has no outstanding and unresolved comments from the SEC with respect to any of the Company SEC Documents. The financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material) the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Company and its consolidated Subsidiaries for the periods presented therein. Except as disclosed in the Company SEC Documents, there are no agreements, arrangements or understandings between the Company and any party who is at the date of this Agreement or was at any time prior to the date hereof but after January 1, 1996 an Affiliate (as defined in Section 4.1(k)) of the Company that are required to be disclosed in the Company SEC Documents.

          (e) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the S-4 will, at the time the S-4 becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and none of the information supplied or to be supplied by the Company and included or incorporated by reference in the Joint Proxy Statement will, at the date mailed to stockholders of MIT or the Company, as the case may be, or at the time of the meeting of such stockholders to be held in connection with the Merger or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company or any of its Subsidiaries, or with respect to other information supplied by the Company for inclusion in the Joint Proxy Statement or the S-4, shall occur which is required to be described in an amendment of, or a supplement to, the S-4 or the Joint Proxy Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC. The Joint Proxy Statement, insofar as it relates to the Company or other Subsidiaries of the Company or other information supplied by the Company for inclusion or incorporation by reference therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

          (f) Absence of Certain Changes or Events.  Except as set forth on
Schedule 3.2(f) of the Company Disclosure Schedule or as disclosed in or reflected in the financial statements included in the Company SEC Documents, and except as contemplated by this Agreement, since the date of the most recent audited financial statements included in the Company SEC Documents there has not been: (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any shares of the Company's beneficial interest; (ii) any amendment of any material term of any outstanding equity security of the Company or any Subsidiary of the Company;
(iii) any repurchase, redemption or other acquisition by the Company or any Subsidiary of the Company of any outstanding shares of beneficial interest, capital stock or other equity securities of, or other ownership interests in, the Company or any Subsidiary of the Company; (iv) any material change in any method of accounting or accounting practice or any tax method, practice or election by the Company or any Subsidiary of the Company; (v) any amendment of any employment, consulting, severance, retention or any other agreement between the Company and any officer or trustee of the Company; or (vi) any other transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) that has had a Material Adverse Effect on the Company, nor has there occurred any such transaction, commitment, dispute or other event or condition that, with the passage of time, would reasonably be expected to result in a Material Adverse Effect on the Company, except for general economic changes, changes in the United States financial markets generally, changes that affect REITs generally and changes that affect industrial real estate generally.

          (g) No Undisclosed Material Liabilities.  Except as set forth on
Schedule 3.2(g) of the Company Disclosure Schedule or in the Company SEC Documents, as of the date hereof, there are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would have a Material Adverse Effect on the Company, other than: (i) liabilities adequately provided for on the balance sheet of the Company dated as of September 30, 1998 (including the notes thereto) contained in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998; (ii) liabilities incurred in the ordinary course of business subsequent to September 30, 1998 which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company; and (iii) liabilities under this Agreement.

          (h) No Default. Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Declaration of Trust or Bylaws of the Company or the comparable charter or organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which the Company or any of its Subsidiaries is now a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound (except for the requirement under certain of such instruments to file supplemental indentures as a result of the transactions contemplated hereby) or
(iii) any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries, except in the case of clauses (ii) and (iii) for defaults or violations which in the aggregate would not have a Material Adverse Effect on the Company.

          (i) Compliance with Applicable Laws. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except where the failure so to hold would not have a Material Adverse Effect on the Company. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Documents, the businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which would not have a Material Adverse Effect on the Company. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending and of which the Company has knowledge or, to the knowledge of the Company as of the date hereof, is threatened, other than those the outcome of which would not have a Material Adverse Effect on the Company.

          (j) Litigation.  Except as disclosed in the Company SEC Documents or
Schedule 3.2(j) of the Company Disclosure Schedule, as of the date of this Agreement there is no suit, action or proceeding pending, or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary of the Company ("Company Litigation"), and, as of the date of this Agreement, the Company and its Subsidiaries have no knowledge of any facts that are likely to give rise to any Company Litigation, in each case, that would have a Material Adverse Effect on the Company, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary of the Company ("Company Order") that would have a Material Adverse Effect on the Company or its ability to consummate the transactions contemplated by this Agreement. Schedule 3.2(j) of the Company Disclosure Schedule contains an accurate and complete list of all suits, actions and proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries as of the date hereof.

           (k) Taxes. Except as set forth on Schedule 3.2(k) of the Company Disclosure Schedule:

               (i) Each of the Company and its Subsidiaries (A) has filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and all such returns and reports are accurate and complete in all material respects, and (B) has paid (or the Company has paid on its behalf) all Taxes (as defined below) shown on such returns and reports as required to be paid by it, except those where the failure to file such tax returns and reports or pay such Taxes would not have a Material Adverse Effect on the Company. The most recent financial statements contained in the Company SEC Documents reflect an adequate reserve for all material Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. The Company and the Company Subsidiaries have established reserves that are adequate for the payment of all

     Taxes not yet due and payable. Since September 30, 1998, the Company has incurred no liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, including without limitation any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon the Company. No material deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries, including claims by any taxing authority in a jurisdiction where the Company and the Company Subsidiaries do not file Tax returns but in which any of them is or may be subject to taxation, and no requests for waivers of the time to assess any such Taxes are pending.

               (ii) The Company (A) for all taxable years commencing with December 31, 1993 through December 31, 1997 has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years, (B) has operated since December 31, 1997 to the date of this representation, and intends to continue to operate, in such a manner as to qualify as a REIT for the taxable year ending December 31, 1998, and (C) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT and, to the Company's knowledge, no such challenge is pending or threatened. Each Subsidiary of the Company which is a partnership, joint venture or limited liability company (1) has been since its formation and continues to be treated for federal income tax purposes as a partnership and not as a corporation or an association taxable as a corporation and (2) has not since the later of its formation or the acquisition by the Company of a direct or indirect interest therein, owned any assets (including, without limitation, securities) that would cause the Company to violate Section 856(c)(4) of the Code. Each Company Subsidiary which is a corporation has been since its formation a qualified REIT subsidiary under Section 856(i) of the Code.

               (iii) All Taxes which the Company or the Company Subsidiaries are required by law to withhold or collect, including Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and sales, gross receipts and use taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Entities or are held in separate bank accounts for such purpose. There are no liens for Taxes upon the assets of the Company or the Company Subsidiaries except for statutory liens for Taxes not yet due.

               (iv) The Tax returns of the Company and the Company Subsidiaries are not being and have not been examined or audited by any taxing authority for any past year or periods.

               (v) Neither the Company nor the Company Subsidiaries (A) has filed a consent under Section 341(f) of the Code concerning collapsible corporations, or (B) is a party to any Tax allocation or sharing agreement.

               (vi) Except as disclosed in Schedule 3.2(k), the Company does not have any liability for the Taxes of any person other than the Company and the Company Subsidiaries and the Company Subsidiaries do not have any liability for the Taxes of any person other than the Company and the Company Subsidiaries (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, (C) by contract, or (D) otherwise.

               (vii) Neither the Company nor the Company Subsidiaries has made any payments, is obligated to make any payments, or is a party to an agreement that could obligate it to make any payments that will not be deductible under Section 280G of the Code. The Company and the Company Subsidiaries have disclosed to the IRS all positions taken on its federal income Tax returns which could give rise to a substantial understatement of Tax under Section 6662 of the Code.

          (l) Pension and Benefit Plans; ERISA. Except as set forth on Schedule 3.2(l) of the Company Disclosure Schedule or in the Company SEC Documents:

               (i) All "employee pension plans," as defined in Section 3(2) of ERISA, maintained by the Company or any of its Subsidiaries or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with the Company under Section 414(b), (c), (m) or (o) of the Code ("Company ERISA Affiliate") or to which the Company or any of its Subsidiaries or any Company ERISA Affiliate contributed or is obligated to contribute thereunder within six years prior to the Effective Time (the "Company Pension Plans") intended to qualify under Section 401 of the Code so qualify and have been determined by the IRS to be qualified under Section 401 of the Code and, to the knowledge of the Company as of the date hereof, nothing has occurred with respect to the operation of the Company Pension Plans that could reasonably be expected to cause the loss of such qualification or the imposition of any material liability, penalty, or tax under ERISA or the Code.

               (ii) No Company Pension Plan is subject to Title IV of ERISA.

               (iii) There is no violation of ERISA with respect to (A) the filing with the Secretary of Labor and the Secretary of the Treasury of applicable reports, documents, and notices regarding the "employee benefit plans," as defined in Section 3(3) of ERISA, the Company Pension Plans and all other material employee compensation and benefit arrangements or payroll practices, including, without limitation, severance pay, sick leave, vacation pay, salary continuation for disability, consulting or other compensation agreements, retirement, deferred compensation, bonus, long-term incentive, stock option, stock purchase, hospitalization, medical insurance, life insurance and scholarship programs maintained by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any liability (all such plans, other than the Company Pension Plans, being hereinafter referred to as the "Company Employee Benefit Plans") or (B) the furnishing of such documents to the participants or beneficiaries of the Company Employee Benefit Plans or Company Pension Plans.

               (iv) Copies of each the Company Employee Benefit Plan and the Company Pension Plan, related trust (or other funding or financing arrangement), and all amendments have been made available to MIT, as have the most recent summary plan descriptions, administrative service agreements, and Form 5500.

               (v) The Company Employee Benefit Plans and the Company Pension Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA (including rules and regulations thereunder) and other applicable Federal and state law, there is no material liability for breaches of fiduciary duty in connection with the Company Employee Benefit Plans and the Company Pension Plans, and neither the Company nor any of its Subsidiaries or any "party in interest" or "disqualified person" with respect to the Company Employee Benefit Plans and the Company Pension Plans has engaged in a material "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA.

               (vi) As of the date of the Agreement, there are no material actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against, or with respect to, the Company Employee Benefit Plans or the Company Pension Plans or their assets.

               (vii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment becoming due to any employee or group of employees of the Company or any of its Subsidiaries; (B) increase any benefits otherwise payable under any Company Employee Benefit Plan or the Company Pension Plan; or (C) result in the acceleration of the time of payment or vesting of any such benefits. Except as described on Schedule 3.2(l) of the Company Disclosure Schedule, there are no severance agreements or employment agreements between the Company or any of its Subsidiaries and any employee of the Company or such Subsidiary. True and complete copies of all severance agreements and employment agreements described on Schedule 3.2(l) of the Company Disclosure Schedule have been provided to MIT.

               (viii) Except as set forth on Schedule 3.2(l)(viii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any consulting agreement or arrangement with any person involving compensation in excess of $100,000, except as are terminable upon one month's notice or less.

               (ix) Neither the Company nor any of its Subsidiaries nor any Company ERISA Affiliate contributes to, or has an obligation to contribute to, and has not within six years prior to the Effective Time contributed to, or had an obligation to contribute to, a multiemployer plan within the meaning of Section 3(37) of ERISA.

               (x) No stock or other security issued by the Company or any of its Subsidiaries forms or has formed a material part of the assets of any Company Employee Benefit Plan or Company Pension Plan.

               (xi) The Company and its ERISA Affiliates have materially complied with the requirements of Section 4980B of the Code and Parts 6 and 7 and Subtitle B of Title I of ERISA regarding continuation of health care coverage notices and provision of appropriate health care coverage under the Company Employee Benefit Plans.

               (xii) No amount has been paid by the Company or any of its ERISA Affiliates, and no amount is expected to be paid by the Company or any of its ERISA Affiliates, which would be subject to the provisions of 162(m) of the Code such that all or a part of such payments would not be deductible by the payor.

           (m) Labor Matters. Except as set forth on Schedule 3.2(m) of the Company Disclosure Schedule or in the Company SEC Documents:

               (i) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other current labor agreement with any labor union or organization, and there is no current union representation question involving employees of the Company or any of its Subsidiaries, nor does the Company or any of its Subsidiaries know of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees;

               (ii) as of the date hereof, there is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure against the Company or any of its Subsidiaries pending, or, to the knowledge of the Company or any of its Subsidiaries, threatened, that has, or will have, a Material Adverse Effect on the Company;

               (iii) as of the date hereof, there is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship against the Company or any of its Subsidiaries pending, or, to the knowledge of the Company or any of its Subsidiaries, threatened, that has, or will have, a Material Adverse Effect on the Company;

               (iv) there is no strike, dispute, slowdown, work stoppage or lockout pending, or, to the knowledge of the Company or any of its Subsidiaries, threatened, against or involving the Company or any of its Subsidiaries that has, or will have, a Material Adverse Effect on the Company;

               (v) The Company and each of its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, except for non-compliance that does not have, and will not have, a Material Adverse Effect on the Company; and

               (vi) as of the date hereof, there is no proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of the Company or any of its Subsidiaries, threatened, in respect to which any current or former director, officer, employee or agent of the Company or any of its Subsidiaries is or may be entitled to claim indemnification from the Company or any of its Subsidiaries pursuant to the Certificate of Incorporation or Bylaws of the Company or any provision of the comparable charter or organizational documents of any of its Subsidiaries, as provided in any indemnification agreement to which the Company or any Subsidiary of the Company is a party or pursuant to applicable law that has, or will have, a Material Adverse Effect on the Company.

          (n) Intangible Property. The Company and its Subsidiaries possess or have adequate rights to use all material trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs and copyrights necessary for the operation of the businesses of each of the Company and its Subsidiaries (collectively, the "Company Intangible Property"), except where the failure to possess or have adequate rights to use such properties would not have a Material Adverse Effect on the Company. All of the Company Intangible Property is owned or licensed by the Company or its Subsidiaries free and clear of any and all liens, claims or encumbrances, except those that would not have a Material Adverse Effect on the Company and neither the Company nor any such Subsidiary has forfeited or otherwise relinquished any Company Intangible Property which forfeiture would result in a Material Adverse Effect on the Company. To the knowledge of the Company, the use of the Company Intangible Property by the Company or its Subsidiaries does not, in any material respect, conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor, of any other person, and there have been no claims made, and neither the Company nor any of its Subsidiaries has received any notice of any claim or otherwise knows that any of the Company Intangible Property is invalid or conflicts with the asserted rights of any other person or has not been used or enforced or has failed to have been used or enforced in a manner, that would result in the abandonment, cancellation or unenforceability of any of the Company Intangible Property, except for any such conflict, infringement, violation, interference, claim, invalidity, abandonment, cancellation or unenforceability that would not have a Material Adverse Effect on the Company.

           (o) Environmental Matters. Except as disclosed on Schedule 3.2(o) of the Company Disclosure Schedule:

               (i) The operations of the Company and its Subsidiaries have been conducted, are and, as of the Closing Date, will be, in compliance with all Environmental Laws, except where the failure to so comply would not have a Material Adverse Effect on the Company;

               (ii) The Company and its Subsidiaries have obtained and, until the Closing Date, will maintain all permits, licenses and registrations, or applications relating thereto, and have made and, until the Closing Date, will make all filings, reports and notices required under applicable Environmental Laws for the continued operations of their respective businesses, except such matters the lack or failure of which would not have a Material Adverse Effect on the Company;

               (iii) The Company and its Subsidiaries are not subject to any outstanding written orders issued by, or contracts with, any Governmental Entity or other person respecting (A) Environmental Laws, (B) Remedial Action, (C) any Release or threatened Release of a Hazardous Material or
     (D) an assumption of responsibility for environmental liabilities of another person, except such orders or contracts the compliance with which would not have a Material Adverse Effect on the Company;

               (iv) As of the date of this Agreement, the Company and its Subsidiaries have not received any written communication alleging, with respect to any such party, the violation of or liability under any Environmental Law, which violation or liability would have a Material Adverse Effect on the Company;

               (v) Neither the Company nor any of its Subsidiaries has any contingent liability in connection with the Release of any Hazardous Material into the indoor or outdoor environment (whether on-site or off-site) or employee or third party exposure to Hazardous Materials that would have a Material Adverse Effect on the Company;

               (vi) The operations of the Company or its Subsidiaries involving the generation, transportation, treatment, storage or disposal of hazardous or solid waste, as defined and regulated under 40 C.F.R. Parts 260-270 (in effect as of the date of this Agreement) or any applicable state equivalent, are in compliance with applicable Environmental Laws, except where the failure to so comply would not have a Material Adverse Effect on the Company; and

               (vii) To the knowledge of the Company, there is not now on or in any property of the Company or its Subsidiaries or any property for which the Company or its Subsidiaries is potentially liable any of the following:
     (A) any underground storage tanks or surface impoundments or (B) any on-site disposal of Hazardous Material, any of which ((A) or (B) preceding) would have a Material Adverse Effect on the Company.

               (viii) No Company Property (as hereinafter defined) is included or, to the knowledge of MIT, proposed for inclusion on the National Priorities List issued pursuant to CERCLA by the EPA or on the Comprehensive Environmental Response, Compensation, and Liability Information System database maintained by the EPA, and the Company has no knowledge that any Company Property has otherwise been identified in a published writing by the EPA as a potential CERCLA removal, remedial or response site or, to the knowledge of the Company, proposed for inclusion on any similar list of potentially contaminated sites pursuant to any other Environmental Law.

          (p) Properties.

               (i) Except as disclosed on Schedule 3.2(p) to the Company Disclosure Schedule or as described in the Company SEC Documents, the Company or one of the Company's Subsidiaries owns fee simple title (or a leasehold estate) to each of the real properties used or useful in the operation of the business of the Company and its subsidiaries (the "Company Properties") in each case (except as provided below) free and clear of Encumbrances. The Company Properties are not subject to any Property Restrictions, except for (A) Encumbrances and Property Restrictions described in the Company SEC Documents or set forth in Schedule 3.2(p) to the Company Disclosure Schedule, (B) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, provided that they do not materially adversely affect the currently intended use of any Company Property, (C) Encumbrances and Property Restrictions disclosed on existing title reports or existing surveys (in either case copies of which title reports or surveys have been delivered or made available to MIT and listed in the Company Disclosure Schedule), and (D) mechanics', carriers', workmen's, repairmen's and materialmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which, individually or in the aggregate, are not substantial in amount, do not materially detract from the value of or materially interfere with the present use of any of the Company Properties subject thereto or affected thereby, and do not otherwise have a Material Adverse Effect on the Company. Except as provided in Schedule 3.2(p) to the Company Disclosure Schedule, valid policies of title insurance have been issued, insuring the Company's or the applicable Company Subsidiaries' fee simple title or leasehold estate to the Company Properties in amounts at least equal to the value of such Company Properties at the time of the issuance of such policy, subject only to the matters disclosed above and on the Company Disclosure Schedule, and such policies are, at the date hereof, in full force and effect and no material claim has been made against any such policy.

               (ii) All properties currently under development or construction by the Company or the Company Subsidiaries and all properties currently proposed for acquisition, development or commencement of construction prior to the Effective Time by the Company and the Company Subsidiaries are disclosed in the Company SEC Documents or are listed as such on Schedule 3.2(p) to the Company Disclosure Schedule. Copies of all executory agreements entered into by the Company or any Company Subsidiary relating to the development or construction of industrial or other real estate properties (other than agreements for architectural, engineering, planning, accounting, legal or other professional services, or construction agreements for material or labor) have previously been delivered or made available to MIT.

          (q) Insurance. Schedule 3.2(q) of the Company Disclosure Statement sets forth an insurance schedule of the Company's and each of its Subsidiaries' directors' and officers' liability insurance. The Company maintains insurance in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of the Company and each of its Subsidiaries (taking into account the cost and availability of such insurance).

          (r) Opinion of Financial Advisor. The Board of Directors of the Company has received the oral opinion of Merrill Lynch & Co. addressed to such Board that, as of the date hereof, the Merger Consideration to be received by the holders of MIT Common Stock in accordance with Section 2.1 is fair from a financial point of view to the holders of Company Common Stock. A copy of the written opinion of Merrill Lynch & Co. will be provided to the Company promptly after it has been received from Merrill Lynch & Co.

          (s) Vote Required. The affirmative vote of at least a majority of the outstanding shares of Company Common Stock entitled to vote with respect to the approval of this Agreement and the transactions contemplated hereby, including the issuance of Company Common Stock in the Merger, is the only vote of the holders of any class or series of the Company's shares of beneficial interest necessary to approve this Agreement and the transactions contemplated hereby.

          (t) Beneficial Ownership of MIT Common Stock and MIT Preferred Stock. As of the date hereof, neither the Company nor its Subsidiaries beneficially owns any of the outstanding shares of MIT Common Stock or MIT Preferred Stock.

          (u) Brokers. Except for the fees and expenses payable to Merrill Lynch & Co., which fees are reflected in its engagement letter with the Company (a copy of which has been delivered to MIT), no broker, investment banker or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

          (v) Investment Company Act of 1940. Neither the Company nor any of its Subsidiaries is, or at the Effective Time will be, required to be registered as an investment company under the Investment Company Act.

          (w) Contracts.

               (i) Neither the Company nor any Company Subsidiary has received a written notice that the Company or any Company Subsidiary is in violation of or in default under (nor to the knowledge of the Company does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except as set forth in Schedule 3.2(w), nor does such a violation or default exist, except in each case to the extent that such violation or default, individually or in the aggregate, would not have a Company Material Adverse Effect.

               (ii) Neither the Company nor any of its Subsidiaries is a party to any interest rate cap, interest rate collar, interest rate swap, currency hedging transaction, or any other agreement relating to a similar transaction, which, individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect.

               (iii) There exists no agreement entered into by the Company or any of the Company Subsidiaries providing for the sale of, or option to sell, any of the Company Properties or the purchase of, or option to purchase, any real estate which are currently in effect, the consummation or performance of which would be reasonably likely to have a Company Material Adverse Effect.

               (iv) Neither the Company nor any of the Company Subsidiaries has any continuing contractual liability (A) for indemnification or otherwise under any agreement relating to the sale of real estate previously owned, whether directly or indirectly, by the Company or any of the Company Subsidiaries, except for standard indemnification provisions entered into in the normal course of business, (B) to pay any additional purchase price for any of the Company Properties, or (C) to make any prorations or adjustments to prorations involving an amount in excess of $50,000 (other than real estate taxes) that may previously have been made with respect to any property currently or formerly owned by the Company , in each case, except as, individually or in the aggregate, would not have a Company Material Adverse Effect.

               (v) There are no material outstanding contractual obligations of the Company or any the Company Subsidiaries to provide any funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of the Company Subsidiaries or any other Person , in each case, except as, individually or in the aggregate, would not have a Company Material Adverse Effect.


                                  ARTICLE IV

                         COVENANTS RELATING TO CONDUCT
                         OF BUSINESS PENDING THE MERGER

     4.1 Conduct of Business by MIT and the Company Pending the Merger. Prior to the Effective Time, (i) MIT agrees as to itself and its Subsidiaries that (except as required by the terms of the organizational documents of any Subsidiary limited partnership listed on Schedule 3.1(a) to the MIT Disclosure Schedule, as described on Schedule 4.1 to the MIT Disclosure Schedule or as expressly contemplated or permitted by this Agreement, or to the extent that the Company shall otherwise consent in writing, which consent shall not be unreasonably withheld) and (ii) the Company agrees as to itself and its Subsidiaries that (except as described on Schedule 4.1 to the Company Disclosure Schedule or as expressly contemplated or permitted by this Agreement, or to the extent that MIT shall otherwise consent in writing, which consent shall not be unreasonably withheld) (for purposes of this Section 4.1 and as used elsewhere in this Agreement, MIT and the Company each being a "Party"):

          (a) Ordinary Course. Each Party and its Subsidiaries shall carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use all commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its current officers and employees, subject in the case of MIT to Section 5.9, and endeavor to preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Effective Time. Each party will promptly notify the other of any material emergency or Material Adverse Change or of any material litigation or governmental complaints, investigations or hearings.

          (b) Dividends; Changes in Stock. Except as contemplated by this Agreement and for transactions solely among a Party and its Subsidiaries, a Party shall not and it shall not permit any of its Subsidiaries to: (i) declare or pay any dividends on or make other distributions in respect of any of its shares of beneficial interest, capital stock or partnership interests, except
(A) in the case of MIT, for (1) the declaration and payment of regular quarterly cash dividends not in excess of $.33 per share of MIT Common Stock with usual record and payment dates, regular quarterly cash dividends on the MIT Series B Preferred Stock and the MIT Series D Preferred Stock in accordance with their respective terms, (2) the payment of any distributions to the partners of any limited partnerships that are Subsidiaries of MIT made in accordance with the requirements of the existing organizational documents of such Subsidiary limited partnerships and (3) the payment of regular quarterly cash dividends to stockholders of any corporations that are preferred stock Subsidiaries of MIT and (B) in the case of the Company, for (1) the declaration and payment of regular quarterly cash dividends not in excess of $.375 per share of Company Common Stock with usual record and payment dates, regular dividends on the Company Series A Preferred Shares, the Company Series B Preferred Shares, the Company Series C Preferred Stock, and the Company Series D Preferred Shares or any other class of preferred shares of beneficial interest issued subsequent to the date hereof in accordance with this Agreement in each case in accordance with their respective terms, (2) the payment of any distributions to the partners of any limited partnerships that are Subsidiaries of the Company made in accordance with the requirements of the existing organizational documents of such Subsidiary limited partnerships and (3) the payment of regular quarterly cash dividends to shareholders of any corporations that are preferred stock Subsidiaries of the Company; (ii) split, combine or reclassify any of its shares of beneficial interest or capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of such Party's beneficial interest or capital stock; or (iii) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any shares of its beneficial interest or capital stock, except (x) as required by the terms of its or any of its Subsidiaries' securities outstanding on the date hereof, (y) as contemplated by any existing employee benefit plan and (z) that the outstanding shares of MIT Series B Preferred Stock will be redeemed for cash or converted into MIT Common Stock in accordance with the terms of the MIT Series B Preferred Stock and
Section 5.22. MIT and the Company shall coordinate with each other regarding the payment of dividends with respect to MIT Common Stock and Company Common Stock after the date hereof, it being the intention of the Parties that (a) MIT shall pay whatever preclosing dividends shall be necessary to avoid (i) jeopardizing its status as a "real estate investment trust" under the Code and (ii) having positive real estate investment trust taxable income for the taxable year ending at the Effective Time (provided that the foregoing shall not be deemed to limit the amount of dividends that are otherwise payable by MIT or the Company under the terms of this Agreement), (b) the stockholders of MIT and the Company shall be treated fairly in order to avoid any "windfall" preclosing dividends, and (c) except as may be necessary to accomplish the foregoing, holders of MIT Common Stock and Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of MIT Common Stock or Company Common Stock or any shares of Company Common Stock that any such holder receives in exchange for shares of MIT Common Stock in the Merger.

          (c) Issuance of Securities. A Party shall not, and it shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of its beneficial interest or capital stock of any class, any Voting Debt or other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Voting Debt, other voting securities or convertible securities, other than: (i) in the case of MIT, (A) the issuance of MIT Common Stock upon the exercise of stock options granted under the MIT Stock Plan, MIT Warrants that are outstanding on the date hereof and stock options issued to directors of MIT in accordance with the provisions of the MIT Stock Plan after the date hereof, or in satisfaction of stock grants or other stock based awards made prior to the date hereof pursuant to the MIT Stock Plan, (B) issuances of MIT Common Stock by MIT to partners of limited partnership Subsidiaries of MIT in accordance with the requirements of the existing organizational documents of such Subsidiaries, (C) issuances of MIT Stock Options and grants of MIT Common Stock to directors of MIT in accordance with the provisions of the MIT Stock Plan, (D) issuances by a wholly owned Subsidiary of MIT of such Subsidiary's capital stock or shares of beneficial interest to its parent, and (E) the issuance of MIT Common Stock upon the conversion of the MIT Series B Preferred Stock in accordance with its terms; and (ii) in the case of the Company (A) the issuance of Company Common Stock upon the exercise of stock options granted under the Company Stock Plan that are outstanding on the date hereof, or in satisfaction of stock grants or stock based awards made prior to the date hereof pursuant to the Company Stock Plan, (B) issuances by a wholly owned subsidiary of the Company of such Subsidiary's capital stock or shares of beneficial interest to its parent, (C) issuance of Company Common Stock by the Company to partners of limited partnership Subsidiaries of the Company in accordance with requirements of the existing organizational documents of such Subsidiaries, (D) issuance of Company Common Stock by the Company to holders of Series B Convertible Preferred Stock in accordance with the terms thereof, and (E) other issuances of shares of beneficial interest of the Company at the fair market value of such shares of beneficial interest, as determined by the Company's Board of Trustees in good faith. MIT shall use its reasonable best efforts to limit any extension of the period during which the warrants issued and outstanding under that certain Warrant Agreement dated as of February 16, 1996 (the "Warrant Agreement"), by and between MIT and First Chicago Trust Company of New York (the "Public MIT Warrants") and the Warrant dated as of February 23, 1996, originally issued to USAA Real Estate Company (collectively with the Public MIT Warrants, the "MIT Warrants") may be exercised.

          (d) Governing Documents. Except as contemplated hereby or in connection herewith, no Party shall amend or propose to amend its charter or bylaws.

          (e) No Acquisitions. MIT shall not, and it shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or any of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, other than the acquisitions described on Schedule 4.1 of the MIT Disclosure Schedule.

          (f) No Dispositions. Other than: (i) as may be necessary or required by law to consummate the transactions contemplated hereby or (ii) as described on Schedule 4.1 of the MIT Disclosure Schedule, MIT shall not, and it shall not permit any of its Subsidiaries to, sell or otherwise dispose of, or agree to sell or otherwise dispose of, any of its material assets.

          (g) No Dissolution, Etc. Except as otherwise permitted or contemplated by this Agreement, neither Party shall authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of such Party or any of its Significant Subsidiaries.

          (h) Accounting. Neither Party shall, nor shall either Party permit any of its Subsidiaries to, make any changes in their accounting methods which would be required to be disclosed under the rules and regulations of the SEC, except as required by law, rule, regulation or GAAP.

          (i) Affiliate Transactions. Except for any transaction contemplated by this Agreement, neither Party shall, nor shall either Party permit any of its Subsidiaries to, enter into any agreement or arrangement with any of their respective Affiliates (as such term is defined in Rule 405 under the Securities Act, an "Affiliate"), other than with wholly owned Subsidiaries of such Party, on terms less favorable to such Party or such Subsidiary, as the case may be, than could be reasonably expected to have been obtained with an unaffiliated third party on an arm's-length basis.

          (j) Insurance. Each Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in their respective businesses.

          (k) Tax Matters. Neither Party shall (i) make or rescind any material express or deemed election relating to Taxes (except as required by law or necessary to preserve such Party's status as a REIT or the status of any of such Party's Subsidiaries as a partnership for federal income tax purposes or as a qualified REIT subsidiary under Section 856(i) of the Code) unless it is reasonably expected that such action will not materially and adversely affect such Party, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where MIT or the Company, as appropriate, has the capacity to make such binding election, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except where such settlement or compromise will not materially and adversely affect such Party, or (iii) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income Tax Returns that have been filed for prior taxable years, except as may be required by applicable law or except for changes that are reasonably expected not to materially and adversely affect such Party.

          (l) Certain Employee Matters. Except pursuant to Section 5.9, a Party shall not and it shall not permit any of its Subsidiaries to: (i) grant any increases in the compensation of any of its directors, trustees, officers or employees, except increases to employees who are not directors, trustees or officers made in the ordinary course of business and in accordance with past practice; provided that payments of annual bonuses to officers and employees (x) consistent with past practices, (y) as previously approved by the Board of Directors or Board of Trustees of such Party and (z) up to the maximum amount, including any discretionary component, permitted under such Party's existing bonus plans shall not be deemed an increase in compensation; (ii) pay or agree to pay to any director, trustees, officer or employee, whether past or present, any material pension, retirement allowance or other employee benefit not required or contemplated by any of the existing MIT Employee Benefit Plans or MIT Pension Plans or the Company Employee Benefit Plans or the Company Pension Plans, as applicable, in each case as in effect on the date hereof; (iii) enter into any new, or amend any existing, material employment or severance or termination agreement with any director, officer or employee; or (iv) become obligated under any new MIT Employee Benefit Plan or MIT Pension Plan, or any new Company Employee Benefit Plan or Company Pension Plan, as applicable, which was not in existence or approved by the Board of Directors of MIT or the Board of Trustees of the Company, as applicable, prior to the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereunder.

          (m) Indebtedness. MIT shall not, nor shall it permit any of its Subsidiaries to, (i) incur any indebtedness for borrowed money (except (A) to finance any transactions or other expenditures permitted by this Agreement (including those referred to in Section 4.1(e)) and regular borrowings under credit facilities made in the ordinary course of MIT's cash management practices, (B) refinancings of existing debt and (C) immaterial borrowings that, in each such case, permit prepayment of such debt without penalty) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of MIT or any of its Subsidiaries or guarantee any debt securities of others or (ii) except in the ordinary course of business, create any material mortgages, liens, security interests or similar other encumbrances on the property of MIT or any of its Subsidiaries in connection with any indebtedness thereof.

          (n) Agreements. No Party shall, nor shall any Party permit any of its Subsidiaries to, agree in writing or otherwise to take any action inconsistent with any of the foregoing.

     4.2  No Solicitation by MIT.  Prior to the Effective Time, MIT agrees that:

          (a) neither it nor any of its Subsidiaries shall initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, tender offer, exchange offer, consolidation, sale of assets or similar transaction involving any purchase of 10% or more of the assets or any equity securities of MIT or any of the MIT Subsidiaries, other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as a "MIT Acquisition Proposal") or engage in any negotiations concerning or provide any confidential information or data to, or have any discussions with, any person relating to a MIT Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement a MIT Acquisition Proposal;

          (b) it will direct, and will use its best efforts to cause, its officers, directors, employees, agents or financial advisors not to engage in any of the activities in Section 4.2(a), except to the extent expressly permitted thereby;

          (c) it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to in Section 4.2(b) of the obligations undertaken in this Section 4.2; and

          (d) it will notify the Company promptly if MIT receives any such inquiries or proposals, or any requests for such information, or if any such negotiations or discussions are sought to be initiated or continued with it;

provided, however, that nothing contained in this Section 4.2 shall prohibit the Board of Directors of MIT from (i) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited MIT Acquisition Proposal, if, and only to the extent that, (A) the Board of Directors of MIT determines in good faith, following consultation with and after considering the advice of its legal and financial advisors, that such action could reasonably be expected to result in a MIT Superior Proposal (as hereinafter defined), (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, MIT provides written notice to the Company to the effect that it is furnishing information to, or entering into discussions with, such person or entity (provided, however, that MIT shall not be required to identify such person or group or disclose such terms or conditions to the Company until the beginning of the five business day period referred to in Section 7.1(d), if the Board of Directors of MIT determines, in good faith following consultation with and after considering the advice of its legal and financial advisors, that such identification or disclosure prior to such time would be reasonably likely to materially impair such discussions or negotiations), and (C) subject to any confidentiality agreement (which agreement was executed by MIT upon approval by the MIT Board of Directors following consultation with and after considering the advice of its legal and financial advisors) with such person or entity, MIT keeps the Company informed of the status (not the terms) of any such discussions or negotiations, and (ii) to the extent applicable, complying with Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act with regard to a MIT Acquisition Proposal. Nothing in this Section 4.2 shall (x) permit MIT to enter into an agreement with respect to a MIT Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, MIT shall not enter into an agreement with any person that provides for, or in any way facilitates, a MIT Acquisition Proposal (other than a confidentiality agreement in customary form executed as provided above) or (y) affect any other obligation of MIT under this Agreement; provided, however, that the Board of Directors of MIT may approve and recommend a MIT Superior Proposal and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement and the Merger. As used herein, a "MIT Superior Proposal" means a bona fide MIT Acquisition Proposal made by a third party which a majority of the members of the Board of Directors of MIT determines in good faith to be more favorable to MIT's stockholders from a financial point of view than the Merger (based on advice from MIT's independent financial advisor that the value of the consideration provided for in such proposal is superior to the value of the consideration provided for in the Merger), for which financing is then committed or which, in the good faith reasonable judgment of the Board of Directors of MIT, based on advice from MIT's independent financial advisor, is reasonably capable of being financed by such third party, and for which the Board of Directors of MIT determines, in its good faith reasonable judgment, is reasonably capable of being consummated without undue delay.


                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1 Preparation of S-4 and the Joint Proxy Statement. The Company and MIT shall promptly prepare and file with the SEC the Joint Proxy Statement and the Company and MIT shall prepare, and the Company will file with the SEC, the S-4 in which the Joint Proxy Statement will be included as a prospectus in each case in form and substance reasonably satisfactory to each of MIT and the Company. Each of the Company and MIT shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep such S-4 effective as long as necessary to consummate the Merger. Each of the Company and MIT shall agree to date the Joint Proxy Statement as of the approximate date of mailing to the applicable shareholders, and each shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to their respective stockholders at the earliest practicable date. The Company shall use its reasonable best efforts to obtain all necessary state securities laws or "blue sky" permits, approvals and registrations in connection with the issuance of Company Common Stock and Company Cumulative Redeemable Preferred Stock in the Merger and upon the exercise of MIT Stock Options and MIT Warrants and each of the Company and MIT shall furnish all information concerning the Company and MIT and its respective stockholders as may be reasonably requested in connection with obtaining such permits, approvals and registrations.

     5.2 Letter of MIT's Accountants. MIT shall use its reasonable best efforts to cause to be delivered to the Company a letter of Arthur Andersen LLP, MIT's independent public accountants, dated a date within two business days before the date on which the S-4 shall become effective and addressed to the Company and MIT, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

     5.3 Letter of the Company's Accountants. The Company shall use its reasonable best efforts to cause to be delivered to MIT a letter of Arthur Andersen LLP, the Company's independent public accountants, dated a date within two business days before the date on which the S-4 shall become effective and addressed to the Company and MIT, in form and substance reasonably satisfactory to MIT and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

     5.4 Access to Information. Upon reasonable notice, the Company and MIT, as the case may be, shall (and shall cause each of their respective Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the others, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, as well as to its officers and employees (provided that neither the Company nor MIT shall contact any officer or employee of the other party without first inquiring of the other party as to whether the officer and employee to be contacted has been advised of the pendency of the transactions contemplated by this Agreement) and, during such period, each of the Company and MIT, as the case may be, shall (and shall cause each of their respective Subsidiaries to) furnish promptly to the others (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to SEC requirements and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Each of the Company and MIT agrees that it will not, and will cause its respective representatives not to, use any information obtained pursuant to this Section 5.4 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. The letter agreement dated as of October 5, 1998 between the Company and MIT (the "Confidentiality Agreement") shall apply with respect to information furnished thereunder or hereunder and any other activities contemplated thereby.

     5.5 Stockholders Meetings. MIT shall call a meeting of its stockholders to be held as promptly as practicable after the date hereof for the purpose of voting upon this Agreement and the Merger. The Company shall call a meeting of its stockholders to be held as promptly as practicable after the date hereof for the purpose of voting upon this Agreement and the Merger (including the Company's issuance of Company Common Stock and the assumption of the MIT Stock Plan and any MIT Stock Options). The Board of Trustees of the Company and, subject to the provisions of Section 4.2, the Board of Directors of MIT will recommend to its stockholders approval of such matters and not rescind such recommendation and shall use its reasonable best efforts to obtain approval and adoption of this Agreement and the Merger (including, in the case of the Company, the issuance of Company Common Stock and the assumption of the MIT Stock Plan and any MIT Stock Options) by its stockholders. Each of MIT and the Company shall use all commercially reasonable efforts to hold such meetings on the same date and as soon as practicable after the date upon which the S-4 becomes effective.

     5.6  Approvals; Best Efforts.

          (a) Each party hereto shall cooperate and use its reasonable best efforts to promptly prepare and file all necessary documentation to effect all necessary applications, notices, petitions, filings and other documents, and use all commercially reasonable efforts to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, or any exemption or nonopposition by, any Governmental Entity required to be obtained or made by the Company or MIT or any of their respective Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

          (b) Subject to the terms and conditions herein provided, the Company and MIT shall: (i) use its reasonable best efforts to cooperate with one another in (A) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions and any third parties in connection with the execution and delivery of this Agreement, and the consummation of the transactions contemplated by such agreements and (B) timely making all such filings and timely seeking all such consents, approvals, permits and authorizations, (ii) use its reasonable best efforts to obtain in writing any consents required from third parties to effectuate the Merger, such consents to be in form reasonably satisfactory to the Company and MIT, and (iii) use its reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. Nothing in this Section 5.6(b) shall be deemed to require a party to make any payments to any third party in connection with obtaining any such consents. If, at any time, after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers, trustees and directors of the Company shall take all such necessary action.

     5.7 Agreements of Rule 145 Affiliates. Prior to the Effective Time, MIT shall cause to be prepared and delivered to the Company a list identifying all persons who, at the time of the MIT stockholders meeting, may be deemed to be "affiliates" of MIT, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Rule 145 Affiliates"). MIT shall use its reasonable best efforts to cause each person who is identified as a Rule 145 Affiliate in such MIT list to deliver to the Company, at or prior to the Effective Time, a written agreement, in substantially the form attached as Exhibit C hereto, that such Rule 145 Affiliate will not sell, pledge, transfer or otherwise dispose of any shares of Company Common Stock or Company Cumulative Redeemable Preferred Stock issued to such Rule 145 Affiliate pursuant to the Merger, except pursuant to an effective registration statement or in compliance with Rule 145 or an exemption from the registration requirements of the Securities Act. MIT and the Rule 145 Affiliates shall be relieved of this obligation under the foregoing provisions of this Section 5.7 and such written agreements if, and to the extent, such Rule 145 is amended not to require such written agreements or any of the covenants contained therein.

     5.8 Authorization for Shares and Stock Exchange Listing. Prior to the Effective Time, the Company shall have taken all action necessary to permit the Company to issue the number of shares of Company Common Stock and Company Cumulative Redeemable Preferred Stock, if any, required to be issued pursuant to
Section 2.1. The Company shall use its reasonable best efforts to cause (a) the shares of Company Common Stock and Company Cumulative Redeemable Preferred Stock to be issued in the Merger, (b) the shares of Company Common Stock to be reserved for issuance upon exercise of MIT Stock Options and MIT Warrants and issuances under the MIT Stock Plan to be approved for listing on the Exchange and (c) the Public MIT Warrants to be approved for listing on the AMEX, subject to official notice of issuance, prior to the Closing Date.

     5.9 Employee Matters. (a) The Company and MIT agree that all employees of MIT immediately prior to the Effective Time shall be employed by the Surviving Entity immediately after the Effective Time, it being understood that the Surviving Entity shall not have any obligations to continue employing such employees for any length of time thereafter. The Company and MIT further agree that the MIT Pension Plans in effect at the date of this Agreement shall, to the extent practicable, remain in effect until otherwise determined on or after the Effective Time. To the extent such MIT Pension Plans are not continued MIT employees will be covered by the Company Pension Plans applicable to similarly situated employees of the Company.

          (b) After the Effective Time, the Surviving Entity shall provide those employees of MIT and its Subsidiaries covered by the MIT Employee Benefit Plans with the same benefits that accrue to similarly situated employees of the Company and its Subsidiaries. The Company further agrees that any present employees of MIT shall be credited for their service with MIT and its predecessor entities (including Meridian Point Properties, Inc.), for purposes of eligibility and vesting in the plans provided by the Surviving Entity.
Credit shall be given to employees of MIT who continue as employees of the Surviving Entity under the Company Employee Benefit Plans for any deductibles or out-of-pocket amounts previously paid in the year in which the Effective Time occurs under the MIT Employee Benefit Plans.

          (c) At the Effective Time, the Surviving Entity shall assume the MIT Severance Benefit Plan and perform the MIT Severance Benefit Plan in the same manner and to the same extent that MIT would be required to perform such plan if no Merger had been consummated. For a period of at least 12 months after the Effective Time, the Surviving Entity shall not terminate or otherwise amend the MIT Severance Benefit Plan in a manner adverse to any employee of MIT or any of its Subsidiaries immediately prior to the Effective Time.

          (d) At the Effective Time, the Surviving Entity shall assume and perform each of the severance agreements described on Schedule 3.1(l) to the MIT Disclosure Schedule in the same manner and to the same extent that MIT would be required to perform such agreements if no Merger had been consummated.

     5.10 Stock Options. (a) MIT shall request that each MIT employee and director that holds any MIT Stock Option take all actions necessary to cause, immediately prior to the Effective Time, (i) each outstanding option to purchase MIT Common Stock and any stock appreciation rights related thereto that have been granted pursuant to the MIT Stock Plan (each a "MIT Stock Option") to be canceled, and in consideration of such cancellation, MIT shall pay to each such holder of MIT Stock Options an amount in respect thereof equal to the product of
(A) the excess, if any, of the closing price of the MIT Common Stock on the Exchange on the Trading Day immediately prior to the Effective Time over the exercise price per share of such MIT Stock Option and (B) the number of shares of MIT Common Stock subject thereto.

          (b) At the Effective Time, each MIT Stock Option shall become, notwithstanding anything in the MIT Stock Plan or any agreement governing MIT Stock Options to the contrary, fully exercisable and vested as of the Effective Time and shall remain outstanding and be assumed by the Surviving Entity. Each such option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such MIT Stock Option, a number of shares of Company Common Stock equal to the number of shares of MIT Common Stock purchasable pursuant to such MIT Stock Option, multiplied by the Conversion Number (plus the amount of Cash Consideration, if any, payable with respect to the number of shares of MIT Common Stock issuable pursuant to such MIT Stock Option immediately prior to the Effective Time), at a price per share equal to the per-share exercise price for the shares of MIT Common Stock purchasable pursuant to such MIT Stock Option divided by the Conversion Number; provided, however, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422 through 424 of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code; and provided further, that, unless otherwise provided in the applicable MIT Stock Plan or MIT Stock Option, the number of shares of Company Common Stock that may be purchased upon exercise of such MIT Stock Option shall not include any fractional share and, upon exercise of such MIT Stock Option, a cash payment shall be made for any fractional share based upon the closing price of a share of Company Common Stock on the Exchange on the trading day immediately preceding the date of exercise. Notwithstanding the terms of any MIT Stock Option or the MIT Stock Plan, each MIT Stock Option shall be exercisable, and shall not expire or otherwise terminate, until the earlier to occur of (i) the fifth anniversary of the Closing Date and (ii) the date on which such MIT Stock Option would otherwise expire if it were to remain outstanding for the longest period of time permitted by the agreement governing such MIT Stock Option without regard to any termination of employment provisions therein.

          (c) The Company shall take all action necessary to reserve for issuance a sufficient number of shares of Company Common Stock for delivery upon exercise of the MIT Stock Options assumed in accordance with this Section 5.10. At or prior to the Effective Time, the Company shall take all action necessary to ensure that the exercise of any MIT Stock Options outstanding at the Effective Time has been appropriately registered with the SEC on a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to the shares of Company Common Stock subject to any such MIT Stock Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as MIT Stock Options remain outstanding.

     5.11  MIT Warrants.

          (a) Subject to the terms of their respective governing instruments, each MIT Warrant issued and outstanding at the Effective Time shall remain outstanding following the Effective Time. At the Effective Time, the Warrant Agreement and each outstanding MIT Warrant shall be assumed by the Surviving Entity. Each such MIT Warrant shall be deemed to constitute a warrant to acquire, on the same terms and conditions as were applicable under such MIT Warrant, a number of shares of Company Common Stock equal to the number of shares of MIT Common Stock, purchasable pursuant to such MIT Warrant multiplied by the Conversion Number (plus the amount of Cash Consideration, if any, payable with respect to the number of shares of MIT Common Stock issuable upon the exercise of such MIT Warrant immediately prior to the Effective Time), at a price per share equal to the per-share exercise price for the shares of MIT Common Stock purchasable pursuant to such MIT Warrant divided by the Conversion Number. Any fractional interests shall be rounded up to one share of Company Common Stock (with all fractional interests to which a holder would otherwise be entitled being aggregated before any such rounding). The Company shall take all action necessary to reserve for issuance a sufficient number of shares of Company Common Stock for delivery upon exercise of the MIT Warrants assumed in accordance with this Section 5.11.

          (b) Prior to the Effective Time, the Company shall file with the SEC a registration statement on Form S-3 (or any successor form) or another appropriate form with respect to the exercise of the Public MIT Warrants and shall obtain the effectiveness of such registration statement at or prior to the Closing Date. The Company shall maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) through February 23, 1999 or such later date through which the Public MIT Warrants shall remain exercisable.

     5.12  Indemnification; Directors' and Officers' Insurance.

          (a) From and after the Effective Time, the Surviving Entity shall provide exculpation and indemnification for each person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of MIT or any MIT Subsidiary (the "MIT Indemnified Parties") that is the same as the exculpation and indemnification provided to the MIT Indemnified Parties by MIT (including advancement of expenses, if so provided) immediately prior to the Effective Time in its charter and/or bylaws, in any separate indemnification agreements between MIT and its directors or officers or in any other MIT Employee Benefit Plan or MIT Pension Plan as in effect at the close of business on the date hereof; provided, that such exculpation and indemnification covers actions or omissions on or prior to the Effective Time, including, without limitation, all transactions contemplated by this Agreement. The Company shall obtain and maintain in effect at the Effective Time and continuing until the sixth anniversary thereof "run-off" directors and officers liability insurance with a coverage amount and other terms and conditions no less favorable to the MIT Indemnified Parties than under MIT's current directors and officers liability insurance policy covering the directors and officers of MIT with respect to their service as such prior to the Effective Time. The premium for such policy shall be paid in full at the Effective Time.

          (b) The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, each MIT Indemnified Party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of the Company and MIT. The Company agrees to pay all costs and expenses (including fees and expenses of counsel) that may be incurred by any MIT Indemnified Party or his or her heirs or his or her personal representatives in successfully enforcing the indemnity or other obligations of Acquiror under this Section 5.12. The provisions of this Section 5.12 shall survive the Merger and are in addition to any other rights to which a MIT Indemnified Party may be entitled.

          (c) In the event that the Company or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, the successors and assigns of such entity shall assume the obligations set forth in this Section 5.12, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each MIT Indemnified Party.

     5.13 Agreement to Defend. In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use their commercially reasonable efforts to defend against and respond thereto.

     5.14 Public Announcements. The parties hereto will consult with each other before issuing, and provide each other with the reasonable opportunity to review and comment upon, any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement without the reasonable consent of the other party, except as may be required by applicable law, by court process or by obligations pursuant to any listing agreement with any national securities exchange or transaction reporting system so long as the other party is notified promptly by the disclosing party of such press release or public statement. The Parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form agreed to by the Parties hereto prior to the execution of the Agreement.

     5.15 Other Actions. Except as contemplated by this Agreement, neither the Company nor MIT shall, nor shall the Company or MIT permit any of its Subsidiaries to, take or agree or commit to take any action that is reasonably likely to result in any of its respective representations or warranties hereunder being untrue in any material respect or in any of the conditions to the Merger set forth in Article VI not being satisfied. Each of the parties agrees to use its reasonable best efforts to satisfy the conditions to Closing set forth in this Agreement.

     5.16 Advice of Changes; SEC Filings. The Company and MIT, as the case may be, shall confer on a regular basis with each other, report on operational matters and promptly advise each other orally and in writing of any change or event having, or which would have a Material Adverse Effect on the Company or MIT, as the case may be. The Company and MIT shall promptly provide each other (or their respective counsel) copies of all filings made by such party or its Subsidiaries with the SEC or any other state or federal Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

     5.17 Reorganization. It is the intention of the Company and MIT that the Merger will qualify as a reorganization described in Section 368(a) of the Code (and any comparable provisions of applicable state or local law). Neither the Company nor MIT (nor any of their respective Subsidiaries) will take or omit to take any action (whether before, on or after the Closing Date), which action or omission would cause the Merger not to be so treated. The parties will characterize the Merger as such a reorganization for purposes of all Tax Returns and other filings.

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

     5.18 Conveyance Taxes. The Company and MIT will (a) cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time, (b) cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any applicable exemptions to any such tax or fee, and (c) each pay any such tax or fee which becomes payable by it on or before the Effective Time.

     5.19 Board of Trustees. The Company and MIT shall take such action as may be necessary or advisable (including seeking approval of such matters as may be necessary or advisable at the Company stockholders meeting and including a solicitation of proxies for such matters in the Joint Proxy Statement) to ensure that immediately after the Effective Time, two of the individuals designated on Exhibit B hereto shall be elected to serve as members of the Board of Trustees of the Surviving Entity. Exhibit B hereto also indicates the assignment of such trustees to the classes on the Board of Trustees on which they shall serve.

     5.20 Registrations Rights Agreements. MIT shall use its commercially reasonable efforts to obtain a written waiver of each holder of Registrable Securities (as defined) under that certain Amended and Restated Investor Rights Agreement dated as of February 23, 1996 between MIT, Hunt Realty Acquisitions, L.P., USAA Real Estate Company, Meridian Point Realty Trust '83, Ameritech and OTR, to the restrictions on the ability of MIT to grant registration rights that are pari passu or senior to the registration rights granted to such holders thereunder. MIT and the Company shall each use its commercially reasonable efforts to negotiate a resolution with any affected stockholders of MIT or the Company of any conflicts between the "piggy back" registration rights granted by MIT to certain of its stockholders and the "demand" registration rights granted by the Company to certain of its stockholders.

     5.21 Indemnification Agreements. At the Effective Time, the Surviving Entity shall execute and deliver an indemnification agreement in substantially the form attached as Exhibit D hereto to the two individuals on Exhibit B who are appointed to the Board of Trustees of the Company.

     5.22 Redemption or Conversion of MIT Series B Preferred Stock. Prior to the Effective Time, MIT shall take all actions that are necessary or appropriate and in accordance with the terms of the Articles Supplementary classifying 2,272,727 Shares of MIT Preferred Stock as MIT Series B Preferred Stock (the "Articles Supplementary") to (a) redeem all of the outstanding shares of MIT Series B Preferred Stock for an amount per share equal to $16.95, plus, an amount equal to all per share dividends on the MIT Series B Preferred Stock then accumulated and unpaid thereon, whether or not authorized, to and including the date fixed for redemption or (b) require all holders of outstanding shares of MIT Series B Preferred Stock to exchange such holders' shares of MIT Series B Preferred Stock for the number of fully paid and nonassessable shares of MIT Common Stock to which such holders would be entitled as determined in accordance with the Articles Supplementary. The parties hereto understand that each holder of MIT Series B Preferred Stock may convert its shares of MIT Series B Preferred Stock into shares of MIT Common Stock on or before the dated fixed for redemption in accordance with the terms and conditions of the Articles Supplementary.

     5.23 Investigation and Agreement by the Parties; No Other Representations or Warranties.

          (a) Each Party acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the other Party and its Subsidiaries and their businesses and operations, and such Party has requested such documents and information from the other Party as such Party considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement. Each Party acknowledges and agrees that it has had an opportunity to ask all questions of and receive answers from the other Party with respect to any matter such Party considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement. In connection with each Party's investigation of the other Party and its Subsidiaries and their businesses and operations, each Party and its representatives have received from the other Party or its representatives certain projections and other forecasts for the other Party and its Subsidiaries and certain estimates, plans and budget information. Each Party acknowledges and agrees that there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets; that such Party is familiar with such uncertainties; that such Party is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it or its representatives; and that such Party will not (and will cause all of its respective Subsidiaries or other Affiliates or any other person acting on its behalf to not), in the absence of fraud, assert any claim or cause of action against any of the other Party's direct or indirect partners, directors, officers, employees, agents, stockholders, Affiliates, consultants, counsel, accountants, investment bankers or representatives with respect thereto, or hold any such other person liable with respect thereto.

          (b) Each Party agrees that, except for the representations and warranties made by the other Party that are expressly set forth in Section 3.1 or 3.2 of this Agreement, as applicable, the other Party has not made and shall not be deemed to have made to such Party or to any of its representatives or Affiliates any representation or warranty of any kind. Without limiting the generality of the foregoing, each Party agrees that neither the other Party nor any of its Affiliates makes or has made any representation or warranty to such Party or to any of its representatives or Affiliates with respect to:

               (i) any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the other Party or any of its Subsidiaries or the future business, operations or affairs of the other Party or any of its Subsidiaries heretofore or hereafter delivered to or made available to such Party or its counsel, accountants, advisors, lenders, representatives or Affiliates; and

               (ii) any other information, statement or documents heretofore or hereafter delivered to or made available to such Party or its counsel, accountants, advisors, lenders, representatives or Affiliates with respect to the other Party or any of its Subsidiaries or the business, operations or affairs of the other Party or any of its Subsidiaries, except to the extent and as expressly covered by a representation and warranty made by the other Party and contained in Section 3.1 or 3.2 of this Agreement, as applicable.

     5.24  Partnership Agreements.  At the Effective Time, the Surviving
Entity shall assume and perform any obligation that MIT or any Subsidiary of MIT has immediately prior to the Effective Time to issue securities in accordance with the terms of any partnership agreement to which MIT or any Subsidiary of MIT is a party, in the same manner and to the same extent that MIT would be required to perform such obligation if no Merger had been consummated.

     5.25 MIT Senior Notes. The Company shall (a) execute and deliver to each holder of MIT's 7.25% Senior Notes, Series A, due 2007 and 7.30% Senior Notes, Series B, due 2009 (collectively, the "MIT Senior Notes") evidence of its assumption of the due and punctual performance and observance of each covenant and agreement of the Note Purchase Agreement dated November 15, 1997 with respect thereto and (b) cause to be delivered to each such holder an opinion of nationally recognized independent counsel to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms of such Note Purchase Agreement.

     5.26 MIT Voting Agreement. MIT shall use its reasonable best efforts to cause The Prudential Insurance Company of America ("Prudential") to enter into a written agreement with the Company in the form of the agreement between MIT and Security Capital Group Incorporated referred to in the recitals to this Agreement (with such changes thereto as are required by the differences in the parties and the nature of their stock ownership), pursuant to which Prudential will agree to vote or cause to be voted at the stockholders meeting of MIT contemplated hereby all of the shares of MIT Common Stock owned by it at such time in favor of this Agreement and the Merger and the transactions contemplated thereby (the "Prudential Voting Agreement").


                                  ARTICLE VI

                              CONDITIONS PRECEDENT

          6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

          (a) MIT Stockholder Approval. The Merger and all other actions contemplated hereby that require the approval of MIT's stockholders shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of MIT Common Stock entitled to vote thereon.

          (b) Company Stockholder Approval. This Agreement and the Merger (including the issuance of Company Common Stock and all other actions contemplated hereby that require the approval of the Company's stockholders shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon.

          (c) Exchange Listing. The shares of Company Common Stock and Company Cumulative Redeemable Preferred Stock issuable to MIT stockholders pursuant to this Agreement in the Merger and, to the extent such securities are then outstanding, upon the exercise of the MIT Stock Options and the MIT Warrants shall have been authorized for listing on the Exchange, subject to official notice of issuance. The Public MIT Warrants, to the extent such securities are then outstanding, shall have been authorized for listing on the AMEX, subject to official notice of issuance.

          (d) Other Approvals. All consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from any Governmental Entity as indicated in Section 3.1(c) or Schedule 3.1(c) to the MIT Disclosure Schedule in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained (as the case may be), except for such governmental consents, approvals, permits and authorizations the failure of which to be obtained would not, in the aggregate, result in a Material Adverse Effect on the Company (assuming the Merger has occurred) or to materially adversely affect the consummation of the Merger, and no such governmental consent, approval, permit or authorization shall impose terms or conditions that would have a Material Adverse Effect on the Company (assuming the Merger has occurred). Unless otherwise agreed to by the Company and MIT (which agreement shall not be unreasonably withheld), no such governmental consent, approval, permit or authorization shall then be subject to appeal.

          (e) S-4. The S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

          (f) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction, no order of any Governmental Entity having jurisdiction over any party hereto, and no other legal restraint or prohibition shall be in effect (an "Injunction") preventing or making illegal the consummation of the Merger.

          (g) Meridian Refrigerated Stock Purchase Agreement. The sale of the outstanding shares of common stock of Meridian Refrigerated, Inc. pursuant to that certain Stock Purchase Agreement of even date herewith, a copy of which is attached as Exhibit E hereto, shall have been consummated.

          (h) Meridian Point Properties Stock Purchase Agreement. The sale of the outstanding shares of capital stock of Meridian Point Properties, Inc. pursuant to that certain Stock Purchase Agreement of even date herewith, a copy of which is attached as Exhibit F hereto, shall have been consummated.

     6.2 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by the
Company:

          (a) Representations and Warranties of MIT. Each of the representations and warranties of MIT set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak expressly as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that this condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties (without regard to any materiality or Material Adverse Effect qualifier(s) contained in any and each such representation or warranty) would have a Material Adverse Effect on MIT and its Subsidiaries taken as a whole. The Company shall have received a certificate signed on behalf of MIT by the Chief Executive Officer and the Chief Financial Officer of MIT to such effect.

          (b) Performance of Obligations of MIT. MIT shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of MIT by the Chief Executive Officer and the Chief Financial Officer of MIT to such effect.

           (c) Tax Opinions.

               (i) The Company shall have received an opinion, in form and substance reasonably satisfactory to the Company, dated the Closing Date, a copy of which will be furnished to MIT, of Mayer, Brown & Platt, counsel to the Company, to the effect that, if the Merger is consummated in accordance with the terms of this Agreement, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, no gain or loss will be recognized for federal income tax purposes by the Company as a result of the Merger. In rendering such opinion, such counsel may receive and rely upon customary factual representations of fact and covenants of MIT and the Company.

               (ii) The Company shall have received an opinion, in substance reasonably satisfactory to the Company, dated the Closing Date, of Vinson & Elkins L.L.P., counsel to MIT, to the effect that (A) MIT has qualified to be taxed as a real estate investment trust pursuant to the Code for its taxable years ending December 31, 1995, 1996, 1997 and 1998 and its taxable year ending as of the Closing Date and (B) each MIT Partnership (as hereafter defined) is properly treated as a partnership and not as a "publicly traded partnership" for federal income tax purposes. For purposes of this Agreement, the term "MIT Partnership" shall include all MIT Subsidiaries that are organized as partnerships included in Schedule 3.1(a) to the MIT Disclosure Schedule.

          (d) Director and Officer Loans. The directors and officers of MIT shall have paid in full any and all loans which MIT has guaranteed.

          (e) MIT Series B Preferred Stock. All shares of MIT Series B Preferred Stock shall have been redeemed or exchanged pursuant to Section 5.22 hereof.

     6.3 Conditions to Obligations of MIT. The obligation of MIT to effect the Merger is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by MIT:

          (a) Representations and Warranties of the Company. Each of the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that this condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties (without regard to any materiality or Material Adverse Effect qualifier(s) contained in any and each such representation and warranty) would have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. MIT shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and MIT shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

           (c) Tax Opinions.

               (i) MIT shall have received an opinion, in form and substance reasonably satisfactory to MIT, dated the Closing Date, a copy of which will be furnished to the Company, of Vinson & Elkins L.L.P., counsel to MIT, to the effect that, if the Merger is consummated in accordance with the terms of this Agreement, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, no gain or loss will be recognized for federal income tax purposes by MIT as a result of the Merger and no gain or loss will be recognized for federal income tax purposes by a stockholder of MIT as a result of the Merger upon the conversion of shares of MIT Common Stock or MIT Series D Preferred Stock into shares of Company Common Stock or Company Cumulative Redeemable Preferred Stock, as applicable, except with respect to (A) cash, if any, received as Merger Consideration, (B) cash, if any, received in lieu of fractional shares of Company Common Stock or (C) a stockholder in special circumstances, such as a stockholder who acquired shares of MIT Common Stock through the exercise of employee stock options or otherwise as compensation for employment. In rendering such opinion, such counsel may receive and rely upon customary factual representations of fact and covenants of MIT and the Company.

               (ii) MIT shall have received an opinion, in substance reasonably satisfactory to MIT, dated the Closing Date, of Mayer, Brown & Platt, counsel to Company, to the effect that (A) Company has qualified to be taxed as a real estate investment trust pursuant to the Code for its taxable years ending December 31, 1995, 1996, 1997 and 1998 and Company's present organization, ownership, method of operation, assets and income are such that Company will so qualify for the taxable year in which the Closing occurs and (B) each Company Partnership (as hereinafter defined) is properly treated as a partnership and not as a "publicly traded partnership" for federal income tax purposes. For purposes of this Agreement, the term "Company Partnership" shall include all Company Subsidiaries that are organized as partnerships included in Schedule 3.2(a) to the Company Disclosure Schedule.


                                  ARTICLE VII

                           TERMINATION AND AMENDMENT

     7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of MIT and the stockholders of the Company:

          (a) by mutual written consent of the Company and MIT, or by mutual action of their respective Board of Directors or Board of Trustees, as applicable;

          (b)  by either the Company or MIT:

               (i) if (A) any Governmental Entity shall have issued any Injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Injunction or other action shall have become final and nonappealable; or (B) any required approval of the stockholders of a party shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders, or at any adjournment thereof;

               (ii) if the Merger shall not have been consummated by July 31, 1999 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party whose breach of any representation or warranty or failure to fulfill any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; or

               (iii) in the event of a breach by the other Party of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 6.2(a) or (b) or Section 6.3(a) or (b), as applicable, and (B) cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach, provided that in no event shall such 30-day period extend beyond the Termination Date, and expressly including a breach of either party's covenant to recommend the approval of the Merger and this Agreement as provided in Section 5.5 (subject to the provisions of Section 4.2), which breach the parties agree cannot be cured and shall be deemed a "willful breach" for the purposes of Section 7.2(a) (a "Material Breach") (provided that the terminating Party is not then in Material Breach of any representation, warranty, covenant or other agreement contained in this Agreement);

          (c) by the Company if (i) the Board of Directors of MIT shall have withdrawn or modified, in any manner which is adverse to the Company, its recommendation or approval of the Merger or this Agreement and the transactions contemplated hereby, or shall have resolved to do so, in each case, in compliance with Section 4.2, or (ii) the Board of Directors of MIT shall have recommended to the stockholders of MIT any MIT Acquisition Proposal or any transaction described in the definition of MIT Acquisition Proposal, or shall have resolved to do so, in each case, in compliance with Section 4.2;

          (d) by MIT, if (i) the Board of Directors of MIT shall have determined to withdraw or modify, in any manner which is adverse to the Company, its recommendation or approval of the Merger or this Agreement and the transactions contemplated hereby pursuant to Section 4.2, (ii) MIT shall have given notice to the Company advising the Company that MIT has received a MIT Superior Proposal from a third party, specifying the material terms and conditions of such MIT Superior Proposal (including the identity of the third party) and that MIT intends to terminate this Agreement in accordance with this Section 7.1(d), and
(iii) either (A) the Company shall not have revised its acquisition proposal within five business days after the date on which such notice is deemed to have been given to the Company, or (B) if the Company within such period shall have revised its acquisition proposal, the Board of Directors of MIT, after consultation with MIT's financial advisor, shall have determined in its good faith reasonable judgment that the third party's MIT Acquisition Proposal is superior to the Company's revised acquisition proposal; provided that MIT may not effect such termination pursuant to this Section 7.1(d) unless MIT has contemporaneously with such termination tendered payment to the Company, or its designee, of the MIT Termination Fee pursuant to Section 7.2(b) and the five business day period has expired; or

          (e) by MIT if (i) the Board of Trustees of the Company shall have failed to recommend against a tender or exchange offer for the acquisition of 50% or more of the Company Common Stock then outstanding within the time periods proscribed under Rule 14d-9 and Rule 14e-2 under the Exchange Act, or (ii) the Company shall have (A) entered into or recommended or been required to disclose a transaction, or proposal or offer, involving the acquisition, directly or indirectly, for consideration consisting of cash and/or securities, of 50% or more of the shares of Company Common Stock then outstanding, voting securities representing 50% or more of the voting power of the then outstanding shares of beneficial interest of the Company, or all or substantially all of the assets of the Company (a "Company Acquisition Proposal"), other than an unsolicited Company Acquisition Proposal that the Board of Trustees of the Company is recommending against or with respect to which the Board of Trustees of the Company has not yet taken a position, or (B) entered into any agreement in respect of a Company Acquisition Proposal.

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

     A terminating Party shall provide written notice of termination to the other Party specifying with particularity the reason for such termination. A terminating Party may rely on only one provision in this Section 7.1 for any such termination.

     7.2  Effect of Termination.

          (a) In the event of termination of this Agreement by any party hereto as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto except with respect to this Section 7.2, the second and third sentences of Section 5.4,
Section 8.1, Section 8.3, Section 8.4, Section 8.5, Section 8.6, Section 8.7 and
Section 8.8; provided, however, that, notwithstanding the provisions of Sections 7.2(e) and (f), if such termination results from a willful breach (except as provided in Section 8.8) by a party hereto of any of its representations or warranties or of any of its covenants or agreements contained in this Agreement, the breaching Party shall be fully liable for such breach notwithstanding the termination of this Agreement.

          (b) If (i) the Company terminates this Agreement pursuant to Section 7.1(c) or (ii) MIT terminates this Agreement pursuant to Section 7.1(d), then MIT shall, on the day of such termination, pay the Company a fee in cash equal to Twenty-Five Million Dollars ($25,000,000), or if such termination occurs at any time prior to the time at which Prudential enters into the Prudential Voting Agreement the amount of such fee shall be Forty Million Dollars ($40,000,000) (such fee in the applicable amount is referred to as the "MIT Termination Fee"), by wire transfer of immediately available funds to an account designated by the Company.

          (c) If (i) MIT terminates this Agreement pursuant to Section 7.1(e), then the Company shall, on the day of such termination, pay MIT a fee of Twenty-Five Million Dollars ($25,000,000) (the "Company Termination Fee") in cash by wire transfer of immediately available funds to an account designated by MIT.

          (d) If (i) this Agreement is terminated by either MIT or the Company pursuant to clause (B) of Section 7.1(b)(i) because the stockholders of MIT shall not have approved and adopted this Agreement and the Merger at MIT's stockholders meeting referred to in Section 5.5, (ii) at the time of such stockholder meeting there shall have been pending a MIT Acquisition Proposal and
(iii) within 12 months after the date of such MIT stockholders' meeting, MIT agrees to or consummates a MIT Acquisition Proposal (whether or not such Merlot Acquisition Proposal is the same Merlot Acquisition Proposal pending at the time of such meeting), then at the closing or other consummation of such MIT Acquisition Proposal MIT shall pay the Company an amount equal to the MIT Termination Fee by wire transfer of immediately available funds to an account designated by the Company.

          (e) If this Agreement is terminated by the Company pursuant to Section 7.1(b)(iii) because MIT is in Material Breach of this Agreement, then MIT shall, on the date of such termination, pay to the Company (provided MIT was not entitled to terminate this Agreement pursuant to Section 7.1(b)(iii)) the Company Termination Expenses (as defined below) in cash by wire transfer of immediately available funds to an account designated by the Company. The

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

Company Termination Expenses shall be an amount equal to the lesser of One Million Two Hundred and Fifty Thousand Dollars ($1,250,000) or the Company's out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including all attorney's, accountant's and investment banker's fees and expenses and a reasonable allocation of the time of any in-house counsel engaged on the transactions contemplated hereby).

          (f) If this Agreement is terminated by MIT pursuant to Section 7.1(b)(iii) because the Company is in Material Breach of this Agreement, the Company shall, on the day of such termination, pay to MIT (provided the Company was not entitled to terminate this Agreement pursuant to Section 7.1(b)(iii)) the MIT Termination Expenses (as defined below) in cash by wire transfer of immediately available funds to an account designated by MIT. The MIT Termination Expenses shall be an amount equal to the lesser of One Million Two Hundred and Fifty Thousand Dollars ($1,250,000) or MIT's out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including all attorney's, accountant's and investment banker's fees and expenses, and a reasonable allocation of the time of any in-house counsel engaged on the transactions contemplated hereby).

          (g) If (i) this Agreement is terminated by the Company pursuant to
Section 7.1(b)(iii) because MIT is in Material Breach of this Agreement, (ii) at the time of termination of this Agreement there shall have been a pending MIT Acquisition Proposal and (iii) within 12 months after the date of the termination of this Agreement, MIT agrees to or consummates a MIT Acquisition Proposal (whether or not such MIT Acquisition Proposal is the same MIT Acquisition Proposal pending at the time of such termination), then at the closing or other consummation of such MIT Acquisition Proposal MIT shall pay the Company an amount equal to the MIT Termination Fee (less any Company Termination Expenses previously paid to the Company pursuant to Section 7.2(e) and the amount of any damages payable pursuant to Section 7.2(a) or any settlements paid with respect to claims made under Section 7.2(a)) by wire transfer of immediately available funds to an account designated by the Company.

          (h) Notwithstanding the above, to the extent that the right to receive a MIT Termination Fee or Company Termination Fee (the "Break-up Payment") in a taxable year would create excessive bad income ("EBI") for the recipient (the "Payee"), the right to receive the portion of the Break-up Payment that would create EBI shall be deferred, or potentially extinguished, as set forth below. The right to receive a Break-up Payment shall be treated as creating EBI for the Payee to the extent that the right to receive the amount, when taken into account with other gross income of the Payee for that year, would cause the Payee to violate for that taxable year either the 75% or 95% gross income tests described in Sections 856(c)(2) or 856(c)(3) of the Code.

          Any amount deferred in a particular taxable year pursuant to the preceding sentences shall become payable in the next succeeding year(s); but only to the extent that it would not then create EBI. To the extent that any deferred amount would continue to create EBI after it has been carried forward for seven years (applying first in, first out principles), that portion shall no longer be an obligation of the payor. Notwithstanding the foregoing, Break-up Payments that would otherwise be considered EBI under the preceding provisions shall be made if and to the extent the Payee, as a condition precedent, obtains an opinion of tax counsel or private ruling from the IRS that the receipt of such excess amounts would not adversely affect the Payee's ability to qualify as a REIT. If a Break-up Payment is inadvertently made in an amount in excess of the limitations set forth above, such excess payments shall be treated as a loan from the payor to the Payee, to be repaid as soon as practicable following discovery of the overpayment. The purpose of these provisions dealing with EBI is to protect the REIT status of the Payees, and these provisions shall be interpreted and applied so as to accomplish that purpose.

     7.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Board of Directors and Board of Trustees, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of MIT and the stockholders of the Company, provided, however, that after any such approval, no amendment shall be made which by law requires further approval by such stockholders without first obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors and Board of Trustees, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and
(c) subject to the provision in the last sentence of Section 7.3, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.


                                 ARTICLE VIII

                               GENERAL PROVISIONS

     8.1 Payment of Expenses. Each party hereto shall pay its own expenses incident to preparing for entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, whether or not the Merger shall be consummated, except that the Company and MIT shall share equally the expenses incurred by the Company and MIT in connection with the printing and mailing of the Joint Proxy Statement and all filing fees paid in connection with the S-4 to the SEC and provided that this Section 8.1 shall in no way affect the rights and obligations of the Parties under Article VII.

     8.2 Nonsurvival of Representations, Warranties and Agreements. Subject to the remaining provisions of this Section 8.2, the representations, warranties and agreements in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers, directors, representatives or agents whether prior to or after the execution of this Agreement. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and any liability for breach or violation thereof shall terminate absolutely and be of no further force and effect at and

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

as of the Effective Time, except for the agreements contained in Sections 2.1, 2.2, 5.9 through 5.13, 5.19, 5.21 and Article VIII, and the agreements delivered pursuant to Section 5.7. The Confidentiality Agreement shall survive the execution and delivery of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material delivered hereunder.

     8.3 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received (a) when so delivered personally, (b) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telegraph or telecopy (to such number specified below or another number or numbers as such person may subsequently designate by notice given hereunder), or
(c) five business days after the date of mailing to the following address or to such other address or addresses as such person may subsequently designate by notice given hereunder, if so delivered by mail:

          (i)  if to the Company, to:

               ProLogis Trust
               14100 East 35th Place
               Aurora, Colorado 80111
               Telecopy: (303) 576-2761
               Attention: General Counsel

               with a copy to:

               Mayer, Brown & Platt
               190 South LaSalle Street
               Chicago, Illinois 60603
               Telecopy: (312) 701-7711
               Attention: Michael T. Blair

               and (b) if to MIT, to:

               Meridian Industrial Trust, Inc.
               455 Market Street, 17th Floor
               San Francisco, California 94105
               Telecopy: (415) 228-3909

               Attention: Chief Executive Officer

               with copies to:

               Vinson & Elkins L.L.P.           Meridian Industrial Trust, Inc.
               2001 Ross Avenue                 455 Market Street, 17th Floor
               Dallas, Texas 75201              San Francisco, California 94105

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

               Telecopy: (214) 220-7716         Telecopy: (415) 284-2840
               Attention: Michael D. Wortley    Attention: General Counsel

     8.4 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Unless the context otherwise requires, "or" is disjunctive but not necessarily exclusive, and words in the singular include the plural and in the plural include the singular.

     8.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     8.6 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Confidentiality Agreement and any other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereto. The provisions of Sections 5.9, 5.10, 5.11, 5.12, 5.19, 5.21, 5.24 and 5.25 are intended to be for the benefit of, and shall be enforceable by, the persons referred to therein and their respective heirs and representatives. Except as provided in the immediately preceding sentence, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without giving effect to the principles of conflicts of law thereof.

     8.8 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate pursuant to Article VII hereof. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall not incur any liability or obligation unless such party breached its obligations under Confidentiality Agreement or did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

     8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     8.10 Specific Performance. The parties hereby acknowledge and agree that the failure of any party to this Agreement to perform its obligations hereunder in accordance with their specific terms or to otherwise comply with such obligations, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other party to this Agreement for which damages, even if available, will not be an adequate remedy. Accordingly, each of the parties hereto hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of any party's obligations, including an injunction to prevent breaches, and to the granting by any such court of the remedy of specific performance of the terms and conditions hereof.

     8.11 Director, Trustee and Officer Liability. To the maximum extent permissible under Maryland law, the directors, trustees, officers and stockholders of each party hereto and its Affiliates in their capacity as such shall not have any personal liability or obligation arising under this Agreement (including any claims that the other party may assert). Each Party shall look solely to the assets of the other party hereto for satisfaction of any liability of such other party with respect to this Agreement and any other agreements to which it is a party.


     8.12 Schedule Definitions. All capitalized terms in the MIT Disclosure Schedule or Company Disclosure Schedule shall have the meanings ascribed to them herein, unless the context otherwise requires or as otherwise defined.


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                                       67

          IN WITNESS WHEREOF, each party has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.


                              PROLOGIS TRUST, a Maryland real estate investment trust


                              By: /s/ Edward S. Nekritz
                                  ----------------------------------------
                              Name: Edward S. Nekritz
                                    --------------------------------------
                              Title: Vice President
                                     -------------------------------------



                              MERIDIAN INDUSTRIAL TRUST, INC., a Maryland corporation



                              By: /s/ Allen J. Anderson
                                  ----------------------------------------
                              Name: Allen J. Anderson
                                    --------------------------------------
                              Title: Chairman and Chief Executive Officer
                                     -------------------------------------

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